Exhibit 10.1

SimonsVoss Luxco S.à r.l. SimonsVoss Co-Invest GmbH & Co. KG Mr Frank Rövekamp and Allegion Luxembourg Holding & Financing S.à r.l.
SHARE PURCHASE AGREEMENT relating to the companies comprising the SimonsVoss Technologies Group

Table of Contents
Contents    Page

1	Interpretation 2

1.1	Definitions 2

1.2	Schedules etc. 2

1.3	Headings 2

1.4	German Terms 2

1.5	Legal Terms and Concepts 2

2	Sale and Assignment of the Shares 2

2.1	Sale 2

2.2	Assignment 2

2.3	Consents 3

3	Sale and Assignment of the Closing Intra-Group Payables 3

3.1	Status 3

3.2	Sale 3

3.3	Assignment 3

3.4	Repayment of Loans and Equivalent Benefits 4

4	Repayment of Bank Debt 4

4.1	Existing Finance Agreements 4

4.2	Discharge of Liabilities under Finance Agreements 5

4.3	Notification of Bank Repayment Amount 5

5	Purchase Prices 5

5.1	Share Purchase Prices 5

5.2	Closing Intra-Group Payables Purchase Prices 6

5.3	Cash Compensation Payment 6

5.4	Due Date for Payment, Default Interest 6

5.5	Escrow 6

5.6	Value Added Tax 6

5.7	Impact of Payments on the Purchase Price 6

5.8	No Netting 7

6	No Leakage 7

6.1	Sellers’ Warranties and Undertakings 7

6.2	Leakage, Permitted Leakage 7

6.3	Legal Consequences 8

7	Conditions to Closing 9

7.1	Closing Conditions 9

7.2	Satisfaction of Closing Conditions 9

8	Period until Closing 10

8.1	Ordinary Course of Business 10

8.2	Release of Security 11

8.3	Obligation to inform 12

9	Right to Withdraw 13

9.1	Non-fulfilment of Closing Conditions 13

9.2	Consequences of Withdrawal 13

10	Closing 14

10.1	Closing Place and Date 14

10.2	Closing Actions 14

10.3	Sellers’ Right to Defer Closing Actions 15

11	Warranties 15

11.1	Sellers’ Capacity 15

11.2	Legal Situation of the Shares 15

11.3	Corporate Status of the Target Company 16

11.4	Corporate Status of the Subsidiaries 16

11.5	Closing Intra-Group Payables 17

11.6	Annual Accounts 17

11.7	Ordinary Course of Business 17

11.8	Fixed Assets 17

11.9	Owned Real Property 18

11.10	Leased Real Property 18

11.11	Intellectual Property 18

11.12	Material Agreements 20

11.13	Employees 20

11.14	Litigation 21

11.15	Environmental 21

11.16	Compliance with Laws 21

11.17	Insurance 22

11.18	Products 22

11.19	Conduct of Business 22

12	Legal Consequences 22

12.1	Exhaustive Provisions 22

12.2	Sellers’ Knowledge 23

12.3	Sellers’ Liability 23

12.4	Limitations on Sellers’ Liability 23

12.5	De minimis, Basket, Cap 27

12.6	Time Limitation 27

12.7	Conduct of Claims 28

13	Tax Matters 30

13.1	Tax Warranties 30

13.2	Tax Indemnity 31

13.3	Tax Refunds 33

13.4	Indemnity Procedure 34

13.5	Exclusivity 35

14	Period after Closing 35

14.1	Information and Documents 35

14.2	Indemnity for Claims after Closing 35

15	Public Announcements and Confidentiality 36

15.1	Public Announcements 36

15.2	Confidentiality 36

16	No Liability of Sellers’ Representatives 37

17	Miscellaneous Provisions 38

17.1	Information of Sellers 38

17.2	Account Details 38

17.3	Costs 38

17.4	Individual and Several Liability, Joint Creditorship 39

17.5	Joint Co-ordination of Sellers’ Conduct 39

17.6	Notices to the Parties 39

17.7	Disputes 42

17.8	Form of Amendments 42

17.9	Assignments 42

17.10	Invalid Provisions 43

17.11	Entire Agreement 43

17.12	Governing Law 43
Schedule (A): Details of Shareholdings    44
Schedule (B): Details of the Subsidiaries    45
Schedule 1.1: Definitions    48

Share Purchase Agreement
between:

(1)
SimonsVoss Luxco S.à r.l., a private limited liability company (sociéte à responsabilité limitée) incorporated and organised under the laws of Luxembourg, whose registered office is at 7A, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, registered with the R.C.S. Luxembourg under B 153255 (“Seller 1”);

(2)
SimonsVoss Co-Invest GmbH & Co. KG, a partnership established under the laws of Germany, whose registered office is at Salvatorstraße 3, 80333 Munich, registered in the commercial register of the local court (Amtsgericht) of Munich under HRA 99415 (“Seller 2”);

(3)	Mr Frank Rövekamp, Reguliersgracht 7, 1017 Amsterdam, The Netherlands (“Mr Rövekamp”); and

(4)
Allegion Luxembourg Holding & Financing S.à r.l., a private limited liability company (sociéte à responsabilité limitée) incorporated and organised under the laws of Luxembourg, whose registered office is at 16, avenue, Pasteur, L-2310 Luxembourg, Grand Duchy of Luxembourg, registered with R.C.S. Luxembourg under B 178652 (the “Purchaser”).

Seller 1 and Seller 2 are also referred to collectively as the “Sellers” and each of them as a “Seller” and the Sellers, Mr Rövekamp, the Purchaser are also referred to collectively as the “Parties” and each of them as a “Party”.
Whereas:

(A)
SimonsVoss Technologies GmbH (the “Target Company”) is a limited liability company incorporated under German law. The Target Company is registered in the commercial register at the local court (Amtsgericht) of Munich under HRB 206574. The Target Company has a registered share capital of EUR 5,000,000, divided into the shares listed in column B. of Schedule (A) hereto (the “Shares”). The Sellers are the sole shareholders of the Target Company, each Seller holding those of the Shares set out against its name in column B. of Schedule (A).

(B)
The Target Company directly or indirectly holds shares in the entities further described in Schedule (B) (the “Subsidiaries”). Each of the Target Company and the Subsidiaries are herein referred to as a “Group Company” and collectively as the “Group Companies” or the “Group”.

(C)
The Group is active in the development, production, marketing and sale of active and passive electronic, battery-driven and wireless locking systems as an alternative to the existing classic mechanical locking systems in order to provide more secure, convenient and cost-effective access control systems for customers. These activities as carried out by the Group on the date of this Agreement are herein referred to as the “Business”.

(D)
The Sellers wish to sell the Shares, and Seller 1 and Mr Rövekamp wish to sell the Closing Intra-Group Payables (as defined in Clause 3.1) to the Purchaser as further set out in this Agreement and to assume the obligations imposed on the Sellers and Mr Rövekamp respectively under this Agreement. The Purchaser wishes to purchase the Shares and the Closing Intra-Group Payables and to assume the obligations imposed on the Purchaser under this Agreement.

It is agreed as follows:

1Interpretation
In this Agreement including the Recitals, unless the context otherwise requires, the provisions of this Clause 1 apply:
1.1    Definitions
Defined terms shall have the meaning ascribed or referenced to them in Schedule 1.1.
1.2     Schedules etc.
References to this Agreement shall include reference to any Schedules to it as well as to any agreements entered into or to be entered into, pursuant to this Agreement. References to Clauses and Schedules are to Clauses and Schedules to this Agreement.
1.3     Headings
The headings in this Agreement shall not affect its interpretation.
1.4     German Terms
Where a German term has been added in parenthesis after an English term, only such German term shall be decisive for the interpretation of the relevant English term whenever such English term is used in this Agreement.
1.5     Legal Terms and Concepts
References to any German legal term or concept shall in relation to any jurisdiction other than Germany be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.
2Sale and Assignment of the Shares
2.1     Sale
Subject to the terms of this Agreement, each Seller, as an individual obligor, hereby sells to the Purchaser all Shares held by it pursuant to Schedule (A) and the Purchaser hereby accepts such sales. Each of the Shares is sold together with all rights and obligations attaching to it as at the Closing Date with the right to receive profits including profits which have not yet been distributed on or prior to the Closing Date.
2.2     Assignment
At Closing, the Sellers and the Purchaser shall enter into a notarial share transfer agreement substantially in the form as attached in Schedule 2.2 under which each of the Sellers shall assign (abtreten) to the Purchaser all Shares held by it pursuant to Schedule (A), in each case subject to the condition precedent (aufschiebende Bedingung) of the Purchase Prices plus default interest pursuant to Clause 5.4.2, if any, being fully paid in accordance with the terms of this Agreement. Each of the Shares shall be assigned together with all rights and obligations attaching to it as at the Closing Date with the right to receive profits including profits which have not yet been distributed on or prior to the Closing Date. Neither the Purchaser nor the Sellers shall be obliged to complete the transfer of the Shares unless the sale and purchase of all of the Shares and all of the Closing Intra Group Payables is completed simultaneously.
2.3     Consents
The Sellers as sole shareholders of the Target Company hereby waive all requirements regarding form and notice of calling and holding a shareholders’ meeting and hereby approve the contemplated assignment of the Shares pursuant to Clause 2.2 as required under section 7.1 of the articles of association of the Target Company.
3Sale and Assignment of the Closing Intra-Group Payables
3.1     Status
Seller 1 and Mr Rövekamp have made available to the Target Company financing loans. Schedule 3.1 lists the respective payables owed by the Target Company showing the relevant debtor and creditor, the outstanding principal amounts and accrued and unpaid interest thereon, each as per 31 December 2014, the applicable interest rates as well as the respective underlying agreement between the debtor and the creditor. All claims of Seller 1 and Mr Rövekamp for payment of the amounts of the payables described above including accrued and unpaid interest thereon, in either case outstanding as at Closing, are herein referred to as “Closing Intra-Group Payables”.
3.2     Sale
Subject to the terms of this Agreement, each of Seller 1 and Mr Rövekamp, as an individual obligor, hereby sells to the Purchaser the Closing Intra-Group Payables owed to it/him pursuant to Schedule 3.1 and the Purchaser hereby accepts such sales. The Closing Intra-Group Payables are, in each case, sold together with all underlying agreements and arrangements and with all rights and obligations in respect of and in connection with the respective Closing Intra-Group Payables.
3.3     Assignment

3.3.1
At Closing, each of Seller 1 and Mr Rövekamp shall, subject to the condition precedent (aufschiebende Bedingung) of the Purchase Prices plus default interest pursuant to Clause 5.4.2, if any, being fully paid in accordance with the terms of this Agreement,

(i)	assign or procure the assignment of the Closing Intra-Group Payables owed to it/him pursuant to Schedule 3.1, and

(ii)	transfer or procure the transfer of all agreements and arrangements (Vertragsübernahme) relating to the respective Closing Intra-Group Payables,

to the Purchaser on the basis of a transfer agreement substantially in the form as attached in Schedule 3.3.1. The Purchaser shall accept such assignments and transfers. Neither the Purchaser nor Seller 1 or Mr Rövekamp shall be obliged to complete the transfer of the Closing Intra-Group Payables unless the sale and purchase of all of the Shares and all of the Closing Intra Group Payables is completed simultaneously.

3.3.2
Seller 1, Mr Rövekamp and the Purchaser agree that upon such assignments and transfers Seller 1 and Mr Rövekamp shall be discharged from, and the Purchaser hereby indemnifies each of Seller 1 and Mr Rövekamp from, all obligations in respect of or in connection with the Closing Intra-Group Payables.

3.3.3
Seller 1 and Mr Rövekamp, each as an individual obligor, shall procure that prior to or at Closing the relevant Group Companies give their respective consents to the relevant assignments and transfers by the respective Seller as necessary to give effect to the agreements in this Clause 3.3.

3.4    Repayment of Loans and Equivalent Benefits
The Purchaser undertakes to procure that the Target Company does not become insolvent within one year from Closing. If Seller 1 and/or Mr Rövekamp are held liable for any liability or obligation arising from or in connection with the total or partial repayment and/or interest payment within the first year from Closing by the Target Company on any Closing Intra-Group Payables, in either case granted by Seller 1 or Mr Rövekamp, the Purchaser shall indemnify Seller 1 and/or Mr Rövekamp, as the case may be, and hold them harmless in respect of any such liability or obligation, including any costs and expenses unless and except to the extent that the payment made to Seller 1 or Mr Rövekamp qualifies as a Leakage within the meaning of Clause 6.2.1 which is not a Permitted Leakage within the meaning of Clause 6.2.2 and therefore constitutes a breach of the obligations under Clause 6.1.
4Repayment of Bank Debt
4.1     Existing Finance Agreements
Certain Group Companies are party to the following financing arrangements with banks:

4.1.1
a facilities agreement dated 22 July 2011 (as amended from time to time, the "Facilities Agreement") entered into, amongst others, by the Target Company as borrower, Deutsche Bank AG Filiale Deutschlandgeschäft as arranger and lender, Deutsche Bank Luxembourg S.A. as lender and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main as agent, arranger, lender and security agent and others as lenders (together, the "Finance Parties"). Pursuant to the Facilities Agreement, the lenders made available to the Target Company term and revolving facilities of overall EUR 38,000,000;

4.1.2
an ancillary facility agreement dated 9 August 2012 (as amended from time to time, the "Ancillary Facility") entered into by the Target Company as borrower and Deutsche Bank AG Filiale Deutschlandgeschäft as lender. Pursuant to the Ancillary Facility, the lender made available to the Target Company a facility in the amount of EUR 1,000,000;

4.1.3
several interest rate hedging transactions as set out in Schedule 4.1.3 under a master agreement (Rahmenvertrag für Finanztermingeschäfte) between the Target Company and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main dated 25 August 2011 and under a master agreement (Rahmenvertrag für Finanztermingeschäfte) between the Target Company and Deutsche Bank AG dated 13 September 2011 (the "Hedging Agreements");

4.1.4
under or in connection with the Facilities Agreement, the Sellers and certain Group Companies entered into certain finance documents (e.g. security documents) including those documents set out in Schedule 4.1.4 (the "Security Agreements") (together with the Facilities Agreement, the Ancillary Facility, any further ancillary facility agreement, the Hedging Agreements and any other agreement in connection with any of the foregoing, the "Finance Agreements"), which have been listed for informational purposes only.

4.2     Discharge of Liabilities under Finance Agreements
At Closing, the Purchaser shall discharge all liabilities under the Finance Agreements outstanding as of the Closing Date on behalf of the Target Company by (re)paying all out-standing amounts (including accrued and unpaid interest as well as any late fees, prepayment and all other charges) including, for the avoidance of doubt any outstanding amounts under any ancillary facility under the Finance Agreements (the aforementioned outstanding liabilities, the "Bank Repayment Amount").
4.3     Notification of Bank Repayment Amount
The Bank Repayment Amount shall be notified by Seller 1 to the Purchaser no later than three (3) Business Days prior to the Closing Date on the basis of (i) the notice provided by the Finance Parties (or the agents or security agent on their behalf) in connection with the Release Letter (as defined below) and (ii) as notified to the Seller 1 by the respective counter-parties under the Hedging Agreements. At Closing, the Purchaser shall (re)pay the Bank Repayment Amount as set out in Clause 10, as calculated and notified by the relevant facility agent and/or security agent and/or counter-parties under the Finance Agreements in accordance with their terms.
5Purchase Prices
5.1     Share Purchase Prices
The total consideration for the sale of the Shares under this Agreement shall be the balance of
(i)the agreed enterprise value of the Group Companies of EUR 210,000,000,

(ii)	minus the consolidated third-party net financial debt of the Group Companies as of the Accounts Date of EUR 18,634,895,

(iii)	minus certain other financial deduction items of the Group Companies in the total amount of EUR 1,533,382,
(iv)minus the sum of the Closing Intra-Group Payables Purchase Prices at Closing
and shall be allocated to the Sellers in accordance with the percentage of their holding in the Target Company as set out in column D. of Schedule (A) against the name of each Seller. The portions of the total consideration for the sale of the Shares so allocated to each Seller shall be referred to herein as the “Share Purchase Prices”.
5.2     Closing Intra-Group Payables Purchase Prices
The consideration for the sale of the Closing Intra-Group Payables under this Agreement by Seller 1 and by Mr Rövekamp (together the “Closing Intra-Group Payables Purchase Prices”) shall in either case be equal to the amount of the respective Closing Intra-Group Payables.
5.3     Cash Compensation Payment
For the period from (and including) the Accounts Date until (and excluding) the Closing Date, Purchaser shall pay a cash compensation of EUR 2,250 for each calendar day (the "Cash Compensation Amount").
5.4     Due Date for Payment, Default Interest

5.4.1
The Share Purchase Prices and the Closing Intra-Group Payables Purchase Prices, together with the Cash Compensation Amount (collectively also referred to as the “Purchase Prices”) shall be due for payment at Closing.

5.4.2.
To the extent that the Purchase Prices are not paid when due, the outstanding amounts shall bear interest at a rate of eight per cent (8%) p.a. (calculated on a 360 days-count basis) for the period from (and including) the due date until and excluding the date of actual payment.

5.5.     Escrow
On the Closing Date, the Sellers and the Purchaser shall enter into an escrow agreement with the German notary public Dr. Marcus Emmer having its seat c/o Freshfields Bruckhaus Deringer LLP, Bockenheimer Landstraße 44, 60322 Frankfurt, Germany (“Trustee”), substantially in the form as attached hereto as Schedule 5.5, (“Escrow Agreement”). The Sellers as a whole and the Purchaser shall each bear 50 per cent of the costs for the escrow. The portion of the costs for the escrow to be borne by the Sellers shall be allocated to Seller 1 and Seller 2 on a pro rata basis according to their shareholding percentage as set out in Schedule A.
5.6     Value Added Tax
To the extent that the transactions contemplated in this Agreement are subject to VAT, the Purchaser shall pay such VAT in addition to the Purchase Prices. VAT on each of the Purchase Prices is due for payment as soon as the Purchaser has received from the relevant Seller an invoice which complies with the provisions of Secs. 14, 14a of the German VAT Code (Umsatzsteuergesetz) or a respective other applicable foreign tax provision. The Parties jointly assume that the sale and assignment of the Shares and sale and assignment of the Closing Intra-Group Payables are exempt from VAT. The Sellers hereby irrevocably exclude their right to opt for VAT pursuant to Sec. 9 of the German VAT Code or comparable provisions of non-German law.
5.7     Impact of Payments on the Purchase Price
If any payment or other performance is made by any of the Sellers or Mr Rövekamp to the Purchaser or by the Purchaser to any of the Sellers or Mr Rövekamp in respect of any claim under or in connection with this Agreement, the payment or in case of a non-financial performance its financial value shall be treated as a correction of the consideration paid by the Purchaser to the relevant Seller or Mr Rövekamp under this Agreement and such consideration shall be deemed to have been reduced or increased, as the case may be, by the amount of such payment.
5.8     No Netting
The Purchaser shall not be entitled to

5.8.1
set-off any rights and claims it may have against a Seller or Mr Rövekamp against any rights or claims which the relevant Seller or Mr Rövekamp may have under or in connection with this Agreement or otherwise, or

5.8.2	refuse to perform any obligation it may have under or in connection with this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the underlying rights or claims of the Purchaser have been acknowledged in writing by the relevant Seller Mr Rövekamp or have been confirmed by final decision of a competent court (Gericht) or arbitration panel (Schiedsgericht).
6No Leakage
6.1     Sellers’ Warranties and Undertakings
Each of the Sellers, as an individual obligor,

6.1.1
guarantees by way of an independent promise of warranty (selbständiges Garantieversprechen) pursuant to § 311 German Civil Code (BGB) that between the Accounts Date and the date hereof no Leakage other than a Permitted Leakage has occurred, and

6.1.2	undertakes to procure that between the date hereof and Closing, unless otherwise provided in this Agreement, no Leakage other than a Permitted Leakage will occur.
6.2     Leakage, Permitted Leakage
6.2.1     “Leakage” shall mean

(i)	any payment of dividend or similar distribution including any compensation for the redemption of shares,

(ii)	any sale, transfer or encumbrance of material assets save for security relating to debt under Finance Agreements,

(iii)	any assumption of liabilities owed by Seller or any Seller-Related Person,

(iv)
any repayment of debt incurred by a Group Company vis-à-vis the relevant Seller or any Seller-Related Person including the Closing Intra-Group Payables, the granting of any guarantee by a Group Company vis-à-vis a Seller or any Seller-Related Person,

(v)
any payment or commitment to pay any fees for, or costs of, the transactions contemplated in this Agreement or granting or payment of any transaction bonus or similar payment or benefit to any director/employee or consultant of any Group Company in connection with the transactions contemplated in this Agreement (for the avoidance of doubt, any payments contractually agreed upon prior to the date of this Agreement under the consultancy agreement between the Target Company and Mr Rövekamp dated 14/15 April 2015 (the “Rövekamp Agreement”) shall not be affected by this Clause 6.2.1(v)),

(vi)	any waiver of claims,

(vii)	any equivalent transfer of value, or

(viii)	agreeing or committing to effect any of the matters referred to in 6.2.1(i) to 6.2.1(vii), in each case made by a Group Company to the relevant Seller or any Seller-Related Person, which is not permitted under this Agreement or fully remedied by Closing and excluding any Tax which arises or is incurred in respect of any of the actions envisaged in 6.2.1(i) to 6.2.1(vii).
6.2.2     “Permitted Leakage” shall mean
(i)     any payment or performance made at the written request or with the written consent of the Purchaser,

(ii)	any payment or performance for which the relevant Group Company is fully and adequately compensated before Closing, or

(iii)	any payment or performance which is specifically allowed by or which is required under this Agreement in each case including any Tax arising in connection with the relevant payment or performance.

6.2.3
"Seller-Related Person" shall mean any Affiliate of a Seller, any director or officer of Seller or any Affiliate, Mr Rövekamp, any relative (Angehörige within the meaning of Section 15 of the German Fiscal Code (Abgabenordnung)) of any of the afore-mentioned individual persons or any of their Affiliates.

6.3     Legal Consequences
In the event of the incorrectness of a warranty pursuant to Clause 6.1.1 or a breach by any of the Sellers of an undertaking pursuant to Clause 6.1.2, the Seller in breach of such warranty or undertaking, as an individual obligor, shall remedy or procure full remediation of the respective Leakage as required in respect of the nature of such Leakage, i.e., by way of

(i)	repayment in the event the Leakage consist of a payment,

(ii)	restitution (Herausgabe) or, to the extent restitution cannot be effected, compensation (Wertersatz) in the event the Leakage consists in a delivery of assets,

(iii)	re-assumption of or, to the extent re-assumption cannot be effected, indemnification from, the relevant liabilities in the event that the Leakage consists in an assumption of liabilities,

(iv)	release of the relevant Group Companies from the commitments or similar liabilities constituting the Leakage, or

(v)	otherwise.
7Conditions to Closing
7.2     Closing Conditions
The obligations of the Sellers, Mr Rövekamp and the Purchaser to perform the actions at Closing pursuant to Clause 10.2 shall be subject to the following condition precedent (aufschiebende Bedingungen) (the “Closing Conditions”):
The German Federal Cartel Office (Bundeskartellamt)

7.1.1
has notified the Sellers and the Purchaser, or any of them, in writing that it will not prohibit the proposed acquisition of the Shares, either unconditionally or subject to the fulfilment of certain conditions or obligations (Auflagen oder Bedingungen) accepted or, pursuant to Clause 7.2.1, to be accepted by the Purchaser, or

7.1.2
has failed to notify any of the Sellers or the Purchaser within one month after filing of the proposed acquisition of the Shares in accordance with § 39 German Act against Restraints on Competition (Gesetz gegen Wettbewerbsbeschränkungen - GWB) that it has initiated a formal investigation, or

7.1.3	has failed to issue an order pursuant to § 40 para. 2 sentence 1 GWB within the time periods required pursuant to § 40 para. 2 GWB.
7.2     Satisfaction of Closing Conditions

7.2.1
The Purchaser shall duly notify or pre-notify (as applicable) the competent merger control authorities of the transactions contemplated in this Agreement on its own behalf and on behalf of the Sellers no later than five Business Days after the date of this Agreement unless applicable law or regulations require an earlier notification. Such notification as well as all requests and enquiries from the merger control authorities which relate to the satisfaction of the Closing Condition shall be dealt with by the Purchaser in consultation with the Sellers provided, however, that the contents of any such communication requires prior written approval by the Sellers which shall not be unreasonably withheld. The Sellers and the Purchaser shall promptly and closely co-operate in preparing the notification and in any discussions or negotiations with the merger control authorities and the Purchaser shall without undue delay (unverzüglich) submit all necessary information required by the merger control authorities; in respect of this obligation each Seller shall, in relation to information concerning the respective Seller or its Affiliates, be obliged as an individual obligor. If the merger control authorities are prepared to grant their approval only subject to compliance with specific conditions or obligations imposed, the Purchaser shall offer and accept the imposition of such conditions and obligations without any adjustment of the Purchase Price.

7.2.2.
The Purchaser shall (and shall cause its Affiliates to) refrain from taking any action or omission (including entering into any transaction, agreement or other arrangement) that might be expected to make it more difficult or onerous to fulfil any of the Closing Conditions or to result in any delay in satisfying any of the Closing Conditions.

7.2.3
The Purchaser shall give evidence to the Sellers and the Sellers, each as an individual obligor, shall give evidence to the Purchaser of the satisfaction of a Closing Condition or of the impossibility to satisfy such Closing Condition, in each case without undue delay (unverzüglich) after becoming aware of the same.

8Period until Closing
8.1    Ordinary Course of Business
The Sellers, each as an individual obligor, shall (i) refrain from voting in favour of any shareholders resolutions by which the shareholders meeting of a Group Company would agree to any action outside the ordinary course of business of a Group Company and in particular any of the actions listed in Clause 8.1.2, and (ii) instruct the managing directors (Geschäftsführer) of the Target Company (a) to comply with this Clause 8.1 and (b) to instruct the managing directors of the Group Companies to comply with this Clause 8.1, as the case may be, and, if Sellers become aware (positive Kenntnis) of any non-compliance, interfere with appropriate action, that between the date of this Agreement and Closing, unless otherwise provided in this Agreement,

8.1.1.	each Group Company shall carry on its business as a going concern in the ordinary course of business as carried on prior to the date of this Agreement, and

8.1.2
without prejudice to the generality of Clause 8.1.1, none of the following measures shall be carried out or resolved in relation to any Group Company without the prior consent of the Purchaser, such consent to be delivered by way of Notice and not to be unreasonably withheld or delayed,

(i)	amendment of the articles of association of a Group Company,

(ii)	execution or approval of any transformation (Umwandlung) in the meaning of the German Reorganisation Act (Umwandlungsgesetz) or liquidation, dissolution or wind-down of any Group Company,

(iii)	conclusion of any enterprise agreement (Unternehmensvertrag) or silent partnership agreement,

(iv)	disposal or pledge of, or commitment to dispose of or pledge, shares in a Group Company by way of divestiture or encumbrance,

(v)	creation or issuance of, or granting any option to subscribe for, any share capital of a Group Company,

(vi)	acquisition of any share or other interest in any company or partnership,

(vii)
acquisition or disposal of, or commitment to acquire or dispose of pledge, assignment or creation of security interests of/over any material asset (excluding manufacturing materials) involving consideration, expenditure or liabilities in excess of EUR 30,000 (exclusive of VAT) outside the course of ordinary business,

(viii)
entering into any guarantee, indemnity or other agreement to secure any obligation of a third party or creation of any encumbrance over any material assets excluding bank guarantees for customers, e.g. performance bonds, in the ordinary course of business,

(ix)	waiver or settlement of any liability towards a Group Company in excess of EUR 100,000 in the individual case,

(x)
enter into any other loan or credit facility agreement (the “Loan Agreement”) in excess of EUR 200,000 in the individual case or amending Finance Agreements (the “Amendment Finance Agreement”) and thereby increasing the debt of the relevant Group Company by more than EUR 200,000 in the individual case or a series of Loan Agreements or Amendment Finance Agreements, as the case may be, with an aggregate debt in excess of EUR 500,000 or an aggregate increase of the debt of the Group by more than EUR 500,000,

(xi)	enter into any new real estate or facility lease agreement outside the ordinary course of business,

(xii)
enter into, amend or terminate any employment agreement with an annual fixed salary exceeding EUR 150,000 by any of the Group Companies, except for terminations for cause (Kündigung aus wichtigem Grund) (for the avoidance of doubt, this Clause 8.1.2(xii) shall not apply, if an employment agreement is terminated by the employee),

(xiii)	entering into, or material amendments of, any collective bargaining agreement, provided that prior to the Closing Date the Purchaser’s consent shall not be required with respect to any of the actions listed in this Clause 8.1.2 to the extent that such actions are

(i)	specifically allowed by or are required under this Agreement,

(ii)	the acquisition of the minority stake in SimonsVoss Security Technologies Pte.Ltd.,

(iii)	in accordance with existing facility agreements,

(iv)	reflected in the Annual Budget,

(v)
required to prevent any losses or mitigate damage in a case of emergency or comparably urgent situation provided that the Sellers shall use good faith efforts to notify the Purchaser about such action prior to or in a timely manner after such action, or

(vi)	required to comply with applicable law or regulation.
8.2     Release of Security

8.2.1
Seller 1 shall deliver to the Purchaser no later than two (2) Business Days prior to the Closing Date a letter from or an agreement with the Finance Parties and/or the security agent under the Finance Agreements releasing to the relevant security provider at Closing, or, if and to the extent such release is legally or technically not possible at Closing, as soon as it is legally and technically possible thereafter, as the case may be, all security rights and guarantees created or existing in favour of the Finance Parties (and/or in each case, the security agent under the Facilities Agreement) under or in connection with the Finance Agreements, subject only to payment of the Bank Repayment Amount to a bank account of the Finance Parties (or the relevant agents or security agents on behalf of the Finance Parties (such letter or agreement, the "Release Letter")).

8.2.2
With regard to any security, guarantees or indemnities given by or binding upon any of the Sellers or any of their Affiliates in respect of any liability of the Group Companies (the “Sellers’ Security”) including the Sellers’ Security listed in Schedule 4.1.4, the Purchaser shall procure that the Sellers are, subject to Clause 8.1.3, by Closing completely released from any Sellers’ Security, and shall for this purpose, subject to Clause 8.1.3, replace the Sellers’ Security prior to or at Closing, but in any event only after having received the Release Letter. The Sellers shall give to the Purchaser such assistance and information as the Purchaser may reasonably request in writing to facilitate the Purchaser’s respective negotiations with the beneficiaries of the respective Sellers’ Security.

8.2.3	To the extent that any of the Sellers and/or its Affiliates are by Closing not released from the relevant Sellers’ Security in accordance with Clause 8.2.1, the Purchaser

(i)
shall provide prior to or at Closing an unconditional bank guarantee for the benefit of the Sellers issued by a Standard & Poor’s A or better rated bank of international standing and payable upon first demand, substantially in the form as attached as Schedule 8.2.3, in an aggregate amount equal to the aggregate amount of the outstanding obligations secured by those of the Sellers’ Security, listed in Schedule 4.1.4 from which the respective Seller and/or the relevant of its Affiliates are not released by Closing, and shall provide that no such outstanding obligation will be increased in a way that further liabilities of the respective Seller and/or the relevant of its Affiliates result, and

(iii)	shall use its reasonable best endeavours to procure a release of the respective Seller and/or the relevant of its Affiliates from such Sellers’ Security as soon as reasonably practical after Closing.

8.2.4
Each Seller, as an individual obligor and only in relation to its own liabilities and/or liabilities of its Affiliates, shall procure that the Group Companies are by Closing completely released from any security, guarantees or indemnities given by or binding upon any Group Company in respect of any liability of the respective Seller and/or any of its Affiliates (all security, guarantees and indemnities in respect of liabilities of all Sellers and/or their Affiliates referred to as the “Group Companies’ Security”) including the Group Companies’ Security under finance agreements listed in Schedule 4.1.4. Pending such release, the respective Seller shall indemnify the Group Companies from any amounts payable in respect of the Group Companies’ Security.

8.3     Obligation to inform

8.3.1
The Sellers, each as an individual obligor, shall (i) inform Purchaser without undue delay in reasonable detail, if between the date of this Agreement and Closing Sellers become aware of any Leakage, any breach of any of the obligations provided for in Clause 8.1, or any event or fact, which would constitute a Breach, if such event or fact had happened before signing of this Agreement, and (ii) instruct the managing directors (Geschäftsführer) of the Group Companies to comply with this Clause 8.3.1, or shall procure that the managing directors of the Group Companies are so instructed, as the case may be, provided that any breach of this Clause 8.3.1 shall only lead to a liability of the Sellers if such breach was grossly negligent (grob fahrlässig) or wilful (vorsätzlich).

8.3.2
The Purchaser shall inform the Sellers without undue delay and with reasonable detail about any events or facts that could potentially have detrimental impact on the Closing, provided that any breach of this Clause 8.3.2 shall only lead to a liability of the Purchaser if such breach was grossly negligent (grob fahrlässig) or wilful (vorsätzlich).

9Right to Withdraw
9.1     Non-fulfilment of Closing Conditions

9.1.1
If the Closing Conditions are not satisfied within five months of the date of this Agreement (the “Longstop Date”), the Sellers and the Purchaser may prior to the fulfilment of the Closing Condition, withdraw from this Agreement (Rücktritt) without prior notice (ohne Einhaltung einer Frist), whereby the Purchaser’s right to withdraw from this Agreement shall be subject to (i) the Purchaser providing documentary evidence to the Sellers that the Purchaser has fully complied with its obligations under Clause 7.2.1 and (ii) the non-fulfilment of the Closing Condition not being the result of the Purchaser’s failure to accept, or comply with, conditions or obligations on which the merger control authorities have made their approval of the acquisition of the Shares contingent even if such acceptance would cause unreasonable commercial hardship (wirtschaftliche Unzumutbarkeit) for the Purchaser.

9.1.2
The Sellers shall at any time be entitled to withdraw from this Agreement without prior notice in the event that the Purchase Prices plus default interest pursuant to Clause 5.4.2 are not or not fully paid within five Business Days from the due date specified in Clause 5.4.1.

9.1.3
The Sellers shall at any time prior to Closing be entitled to withdraw from this Agreement without prior notice in the event of a disposal of any claim of the Purchaser arising from or in connection with this Agreement resulting from a breach by the Purchaser of its obligations under Clause 17.8.

9.1.4
The right to withdraw may be exercised by the Purchaser by sending a Notice of withdrawal to the Sellers and by the Sellers by sending a Notice of withdrawal to the Purchaser. The Sellers’ right to withdraw may only be exercised jointly.

9.2    Consequences of Withdrawal

9.2.1
In the event of a withdrawal, the provisions set out in Clauses 1, 9.2.1, 9.2.2, 15, 16 and 17 shall continue to be effective. All other provisions and obligations of the Parties shall cease to have effect.

9.2.2
In the event of a withdrawal pursuant to Clause 9.1.1 until Clause 9.1.3 the Purchaser shall pay to each Seller such amount as is necessary to (i) put the respective Seller in monetary terms in the same position such Seller would have been in had this Agreement been duly consummated (positives Interesse) or, as each Seller may request at its sole discretion, (ii) to compensate the respective Seller for all costs and damages incurred by such Seller and its Affiliates in result of relying on the consummation of this Agreement (negatives Interesse); the amount so payable to the Sellers jointly shall in no event be less than EUR 10,500,000 and shall be allocated to the Sellers in accordance with the percentage of their holding in the Target Company as set out in column (D) of Schedule (A).. The respective Seller remains free to prove higher damages.

9.2.3
Any failure to exercise a right to withdraw from this Agreement shall under no circumstances be deemed to constitute a waiver of any other right the Party entitled to such withdrawal may have under or in connection with this Agreement.

10Closing
10.1    Closing Place and Date
Closing shall take place at the offices of Baker&McKenzie, Frankfurt am Main, Germany, seven Business Days after the day on which the last Closing Condition has been fulfilled. Closing may also take place at such other location, time or date as may be agreed in writing between the Sellers and the Purchaser.

10.2    Closing Actions
At Closing, the Sellers, Mr Rövekamp and the Purchaser shall take the following actions (“Closing Actions”) simultaneously (Zug um Zug):
10.2.1    The Sellers and the Purchaser shall execute the Escrow Agreement.

10.2.2	The Purchaser shall pay the Purchase Prices to the Sellers and Mr Rövekamp in accordance with Clause 5.4 minus an amount of EUR 1,500,000 (“Escrow Amount”).

10.2.3	The Purchaser shall pay the Escrow Amount to the account designated by the Trustee pursuant to the Escrow Agreement.

10.2.4	The Purchaser shall pay the Bank Repayment Amount in accordance with and to the bank accounts set out in the Release Letter.

10.2.5	The Seller shall deliver the Release Letter as set out in Clause 8.2.1.

10.2.6
The Purchaser shall deliver evidence of the release of the Sellers and their Affiliates from their obligations under the Sellers’ Security in accordance with Clause 8.2.1 and/or, to the extent this has not been done, a bank guarantee in accordance with Clause 8.2.3.

10.2.7
Each of Seller 1 and Mr Rövekamp, as an individual obligor, shall deliver copies of the declarations of consent by the relevant Group Companies to the assignments and transfers in respect of the Closing Intra-Group Payables sold by it under this Agreement as is provided in Clause 3.3.3.

10.2.8	The Sellers and the Purchaser shall execute the Transfer Agreement regarding the Shares as specified in Clause 2.2.

10.2.9	The Purchaser, Seller 1 and Mr Rövekamp shall execute the transfer agreement regarding the Closing Intra-Group Payables as specified in Clause 3.3.

10.2.10
By way of signing appropriate closing minutes, the Sellers, Mr Rövekamp and the Purchaser shall confirm to each other that the Closing Conditions have been fulfilled and the Closing Actions have been taken in accordance with this Agreement. As a matter of precaution, the Sellers, Mr Rövekamp and the Purchaser shall waive, to the extent legally permissible, the fulfilment of the Closing Conditions in such minutes.

10.2.11	Sellers shall deliver evidence of the release of the Group Companies from any Group Company Security as provided in Clause 8.2.4.
10.3     Sellers’ Right to Defer Closing Actions
If the Purchase Prices are not paid in full at Closing as provided in Clause 10.2.1, the Sellers shall have the right to defer all or individual Closing Actions by a period to be determined by the Sellers, such right to be exercised by the Sellers jointly. If the Sellers exercise such right, the Sellers’ right to withdraw pursuant to Clause 9.1.2 shall be suspended for the period by which Closing is deferred.
11Warranties
The Sellers guarantee by way of an independent promise of warranty (selbständiges Garantieversprechen) pursuant to § 311 German Civil Code (BGB), and exclusively with the remedies pursuant to Clause 12 which form an integral part and define the scope of this promise of warranty, that the statements set forth in this Clause 11 (the “Sellers’ Warranties”) are true and correct as of the date of this Agreement or as of such other date as is expressly stated in the respective Seller’s Warranty. The Sellers’ Warranties pursuant to Clauses 11.1,

11.2.1, 11.2.2, 11.2.3 and 11.5 are given by each Seller as an individual obligor and only in relation to itself and to those of the Shares and, if applicable, of the Closing Intra-Group Payables sold by it under this Agreement.
Mr Rövekamp guarantees by way of an independent promise of warranty (selbständiges Garantieversprechen) pursuant to § 311 German Civil Code (BGB), and exclusively with the remedies pursuant to Clause 12 (which shall apply to mutatis mutandis to Mr Rövekamp) which form an integral part and define the scope of this promise of warranty, that the statements set forth in Clauses 11.1 and 11.5 (the “Rövekamp Warranties”) are true and correct as of the date of this Agreement. The Rövekamp Warranties are given by Mr Rövekamp as an individual obligor and only in relation to himself and to those of the Closing Intra-Group Payables sold by him under this Agreement.
11.1     Sellers’ Capacity
Each Seller is a duly existing company or partnership and each Seller and Mr Rövekamp is entitled to enter into the transactions contemplated by this Agreement. Each Seller has the the capacity and authority to enter into this Agreement, sell and transfer to the Purchaser the Shares as sold hereunder and to perform all of the other undertakings under this Agreement. No court order to open insolvency proceedings over the assets of a Seller has been served on such Seller as of the Signing Date. To Sellers' Knowledge, (i) no request for the opening of such proceedings has been filed, and (ii) no circumstances exist which would require a Seller to apply for the opening of such proceedings.
As of the Signing Date there is (i) no lawsuit pending or threatened in writing against any Seller, and (ii) to the Sellers’ Knowledge, no action, suit, investigation or proceeding pending or threatened in writing, each of item (i) or (ii) affecting a Seller, which in any manner seeks to prevent, enjoin or delay the Closing, other than, for the avoidance of doubt, the merger control proceedings referred to in Clause 7.1.

11.2    Legal Situation of the Shares
11.2.1     As at Closing, each Seller is the sole owner of the Shares sold by it under this Agreement.

11.2.2
As at Closing, the Shares are free of encumbrances and other third party rights, including expectancy rights, or pending transfers or other dispositions (Verfügungen), and not subject to any restrictions in respect of the sale or assignment pursuant to Clause 2, except as set forth in this Agreement.

11.2.3	As at Closing, the Shares are fully paid in and free of additional payment obligations (Nachschusspflichten).

11.2.4	As at Closing, except for security granted to the Finance Parties no third party has any right in or to any shares in the Target Company.
11.3    Corporate Status of the Target Company

11.3.1	The statements in Recital (A) in respect of the Target Company are accurate.

11.3.2
As of Closing, no insolvency proceedings have been commenced or, to Sellers’ Knowledge, as at the date of the signing of this Agreement applied for in respect of the Target Company and the Target Company is, to Sellers’ Knowledge, not unable to pay its due debts (zahlungsunfähig), and, to Sellers' Knowledge, there are no circumstances which would require the institution of insolvency proceedings in respect of the Target Company. The Target Company has not been dissolved (aufgelöst).

11.3.3
As at Closing, the Target Company has not entered into any enterprise agreements within the meaning of §§ 291 and 292 of the Stock Corporation Act (AktG) under which the Target Company is obliged to transfer its profits (or parts thereof) or to subordinate its management (or parts thereof) to a third party.

11.3.4
Except for its shares in the Subsidiaries, the Target Company does neither directly nor indirectly hold any shares, partnership interest or equivalent participation in any entity which exceeds five per cent of the total shares or interest in such entity.

11.4    Corporate Status of the Subsidiaries

11.4.1
As at Closing, the information in Schedule (B) regarding the Target Company’s direct or indirect ownership of the shares in the Subsidiaries is complete and accurate except for measures specifically allowed under this Agreement or approved by the Purchaser.

11.4.2
As at Closing, except as disclosed in Schedule 11.4.2, the shares in the Subsidiaries which are directly or indirectly owned by the Target Company are free of encumbrances and other rights of third parties or pending transfers or other dispositions other than a Group Company.

11.4.3
As at Closing, no insolvency proceedings have been commenced or, to Sellers’ Knowledge, as at the date of the signing of this Agreement, applied for in respect of a Subsidiary and, to Sellers’ Knowledge, no Subsidiary is unable to pay its due debts (zahlungsunfähig). To Sellers’ Knowledge, no Subsidiary has been dissolved (aufgelöst).

11.4.4
As at Closing, no Subsidiary has entered into any enterprise agreements within the meaning of §§ 291 and 292 of the Stock Corporation Act (AktG) under which such Subsidiary is obliged to transfer its profits (or parts thereof) or to subordinate its management (or parts thereof) to a third party other than a Group Company.

11.5    Closing Intra-Group Payables
As at Closing, the Closing Intra-Group Payables and the Rövekamp Agreement will be the sole financial entitlements of Sellers and Mr Rövekamp against the Group Companies and are exclusively owned by Seller 1 or Mr Rövekamp as shown in Schedule 3.1 and are free of encumbrances and other third party rights or pending transfers or other dispositions. The Sellers and Mr Rövekamp do not assume any liability with respect to the recoverability (Werthaltigkeit) of the Closing Intra-Group Payables or of any claims in connection with the Closing Intra-Group Payables including claims for the payment of interest thereon.
11.6    Annual Accounts
11.6.1    The Sellers have delivered to the Purchaser

(i)
in respect of each Group Company, the audited individual annual accounts (respectively regarding SimonsVoss Technologies Ltd, Hong Kong and SimonsVoss Technologies BV, The Netherlands the unaudited individual accounts) including the audit reports for the financial year ending on the Accounts Date, and

(ii)
in respect of the Group, the audited consolidated annual accounts including the audit reports for the financial year ending on the Accounts Date (the annual accounts specified in (i) and (ii) collectively the “Annual Accounts”).

11.6.2
The Annual Accounts have been set up with the diligence of a prudent business person (Sorgfalt eines ordentlichen Kaufmanns) in accordance with applicable accounting principles generally accepted in the respective jurisdiction they have been prepared for. The foregoing accounting principles were applied unchanged and consistently as in previous years unless otherwise required by such accounting principles or disclosed or noted in the Annual Accounts. The annual accounts of the Target Company for the financial year ending on the Accounts Date provide in all respects a true and fair view of the assets and liabilities, the financial conditions and earnings position of the Target Company taking into account the principles of proper accounting in compliance with German GAAP (der Jahresabschluss vermittelt unter Beachtung der Grundsätze ordnungsgemäßer Buchführung gemäß HGB im Wesentlichen ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage der Gesellschaft).

11.7    Ordinary Course of Business
Between the Accounts Date and the date of this Agreement each Group Company has carried on its business as a going concern in the ordinary course of business.
118.    Fixed Assets
Except as disclosed in Schedule 11.8, the Group Companies have title to, and/or lawful possession (rechtmäßiger Besitz) of, all fixed assets (Anlagevermögen) (other than the shares in the Subsidiaries in respect of which solely the Sellers’ Warranties in Clause 11.2 shall apply, the Owned Real Property in respect of which solely the Sellers’ Warranties in Clause 11.9 shall apply and the Intellectual Property in respect of which solely the Sellers’ Warranties in Clause 11.11 shall apply) which are material to the Business and either included in the audited individual annual accounts of the Group Companies as per the Accounts Date or acquired by the Group Companies since the Accounts Date except for such assets which have been disposed of in the ordinary course of business. Fixed assets shall be considered material to the Business only if any impediment to, or impossibility of, its use by the Group Companies would have a material adverse effect on the Business of the Group taken as a whole.

11.9    Owned Real Property

11.9.1
Schedule 11.9.1 contains a list of all real property (Grundstücke), rights equivalent to real property (grundstücksgleiche Rechte) and buildings owned by the Group Companies and material to the Business (the “Owned Real Property”). Real property, rights equivalent to real property or buildings shall be considered material to the Business only if any impediment to, or impossibility of, its use by the relevant Group Company would have an adverse material effect on the Business of such Group Company.

11.9.2	The Group Companies have title to and possession of the Owned Real Property and have not agreed to dispose of the Owned Real Property.

11.9.3
Except as set forth in Schedule 11.9.1, (i) the Owned Real Property is not subject to any land charges, easements or equivalent encumbrances in favour of third parties (other than statutory pre-emption rights or similar restrictions) which are not registered in the land register or hereditary building rights register and (ii) no Group Company has agreed to concede such encumbrances.

11.10    Leased Real Property

11.10.1
Schedule 11.10.1 contains a list of all real property (Grundstücke) and buildings used, but not owned, by the Group Companies and material to the Business (the “Leased Real Property”). Real property or buildings shall be considered material to the Business only if any impediment to, or impossibility of, its use by the relevant Group Company would have an adverse material effect on the Business of such Group Company.

11.10.2
To Sellers’ Knowledge (i) the Group Companies have concluded valid lease agreements in relation to the Leased Real Property, and (ii) the Group Companies are not in breach of material obligations under such lease agreements which would entitle the landlord to terminate the relevant lease for cause (aus wichtigem Grund).

11.11    Intellectual Property

11.11.1
Schedule 11.11.1-1 contains in all material aspects an accurate and a complete list of all patents, trademarks, utility patents, design patents, trade names, domain names and equivalent intellectual property rights (gewerbliche Schutzrechte), including applications to the foregoing ("Intellectual Property Rights"), which are owned by the Group Companies, provided that the representation of accuracy is qualified by Sellers’ Knowledge except for (i) nature and description of relevant intellectual property right, (ii) owner, (iii) countries in which the respective intellectual property right is registered, (iv) classes for which the respective intellectual property right is protected, (collectively the “Owned Intellectual Property Rights”) indicating the Group Company or Group Companies by which the respective Material Intellectual Property Right is owned and, to the extent applicable, the countries and classifications for which the respective Owned Intellectual Property Right enjoys protection. Except as disclosed in Schedule 11.11.1-2, the Target Company is the unrestricted legal and beneficial owner of the respective Owned Intellectual Property Rights and no Owned Intellectual Property Right is (i) encumbered with any rights or licenses of any third party, including any of Sellers, Sellers’ Affiliates but except for any encumbrance under the Finance Agreements and any non-exclusive license for the use (but, for the avoidance of doubt, not for the manufacturing) of products to customers granted in the ordinary course of business or (ii) subject to any non-registered or otherwise pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer or to create, change or abolish any encumbrances.

11.11.2
To Sellers’ Knowledge the Group Companies have properly maintained and are continuing until the Closing to properly maintain the Owned Intellectual Property Rights, in particular in relation to applications in a timely manner for renewals and the payment when due of all registration and renewal fees as well as all annuities.

11.11.3
To Sellers’ Knowledge all agreements providing for a license to a Group Company of any rights to use any Intellectual Property Right not being an Owned Intellectual Property Right (the “Licensed Intellectual Property Right”) are in full force and effect and enforceable against the licensor in accordance with their terms.

11.11.4
To Sellers’ Knowledge no Intellectual Property Rights other than the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights are currently used by or necessary for any Group Company to conduct its Business as currently conducted.

11.11.5	Except as disclosed in Schedule 11.11.5,

(i)	the Owned Intellectual Property Rights are not subject to any pending proceedings for opposition, cancellation or revocation;

(ii)
there are no restrictions that would prevent any Group Company from the use of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights as required for continuing the Business in substantially the same manner as at the date of this Agreement except, to the extent that a Licensed Intellectual Property Right is used on the basis of a license or similar agreement, if such license or similar agreement (a) is concluded for a fixed term and such term expires, or (b) is terminable for the contractual partner of the relevant Group Company in accordance with its terms,

(iii)
no Group Company is, and there is no pending or, to Sellers’ Knowledge, threatened litigation by any third party on the grounds that a Group Company is, infringing any Intellectual Property Right of a third party;

(iv)
to Sellers’ Knowledge each Group Company has duly complied with, to the extent required by law, contract or otherwise, the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz, "ArbEG") or similar foreign law or has achieved a commercially equal result in whatsoever form. To Sellers’ Knowledge all Group Entities have claimed the rights in any invention of current or former employees in accordance with the ArbEG and have paid all remuneration to persons entitled to any compensation under the ArbEG, or a foreign equivalent or agreements entered into under such Act up to and including the Closing Date or have achieved a commercially equal result in whatsoever form.

11.12    Material Agreements

11.12.1	Except as disclosed in Schedule 11.12.1, no Group Company is bound by any of the following types of agreements which have not yet been completely fulfilled (“Material Agreements”):

(i)	joint venture, consortium, partnership or equivalent co-operation agreements with third parties;

(ii)
agreements in respect of the acquisition or disposal of shares or participations in other entities (including other Group Companies) or businesses other than relating to an investment of five per cent or less of the total shares or interest in such other enterprise;

(iii)	agreements in respect of the acquisition or disposal of real estate (Grundstücke), rights equivalent to real estate (grundstücksgleiche Rechte) or buildings;

(iv)
guarantees (Garantien), suretyships (Bürgschaften), comfort letters (Patronatserklärungen) or equivalent securities for obligations of any third party other than a Group Company which could result in a liability of one or more Group Companies in excess of EUR 150,000 in total;

(v)
other long term agreements (excluding purchase orders) with a consideration of more than EUR 50,000 (exclusive of VAT) per year which are material to the Business and which cannot be terminated by either party with a notice period of twelve months or less except for cause (wichtiger Grund); or

(vi)	agreements restricting the Business as a whole materially to conduct business activities.

11.12.2
Except as disclosed in Schedule 11.12.1, (i) all Material Agreements are in full force and effect, (ii) no notice of termination has been (a) served, or (b) threatened in relation to a Material Agreement, (iii), to Sellers’ Knowledge, the relevant Group Company is not in breach of any material obligation under a Material Agreement which would entitle the other party to terminate the relevant Material Agreement for cause (wichtiger Grund) and (iv), to Sellers’ Knowledge, the execution or consummation of this Agreement will not entitle the respective other party to terminate a Material Agreement within twelve months from the date of this Agreement.

11.13    Employees

11.13.1
Schedule 11.13.1 contains a list of all employees who, to Sellers’ Knowledge, are (i) currently appointed managing directors or board members of a Group Company or (ii) have a fixed annual gross salary in excess of EUR 100,000, (“Senior Employees”).

11.13.2
No Senior Employee has given or received notice of termination of his/her employment or has entered into a termination agreement with a Group Company or has made or received an offer to enter into a termination agreement.

11.13.3
The list enclosed as Schedule 11.13.3 contains all material collective bargaining agreements (Tarifverträge), company bargaining agreements (Firmentarifverträge), shop agreements (Betriebsvereinbarungen) and social plans (Sozialpläne) applicable to the Group Companies or any of them which contain more than merely a repetition of statutory law. No Group Company has a works council, and the Target Company is not a member of an employer's association (Arbeitgeberverband).

11.13.4
Except as disclosed in Schedule 11.13.4, no Group Company operates any employer financed workplace pension scheme or other retirement benefit scheme under which the relevant Group Company is or may become obliged to provide retirement benefits to all or a group of its current or past employees, directors or dependants thereof. To Sellers' Knowledge, no Group Company has any liability to any actual or former employees under any such scheme.

11.13.5	To Sellers’ Knowledge, the Group Companies are in all material respects in compliance with their obligations towards their employees.
11.14    Litigation
None of the Group Companies is involved as plaintiff or defendant in any pending court or administrative proceedings, including arbitration proceedings, having a litigation value (Streitwert) in excess of EUR 100,000 in the individual case and, to Seller's Knowledge, no such proceedings have been threatened.

11.15    Environmental

11.15.1
(i) The Group Companies hold in full force and effect all Environmental Permits material to the Business and (ii) to Sellers’ Knowledge, there are no events or circumstances which will lead to a revocation, suspension or limitation, in whole or in part, of any such material Environmental Permit.

11.15.2
To Sellers’ Knowledge, there is no contamination, pollution or presence of hazardous materials on any Owned Real Property that would result in an obligation of a Group Company to conduct any clean-up or remediation measures, safekeeping measures, protection measures or measures against immediately threatening dangers to life or health (Sanierungsmaßnahmen, Sicherungsmaßnahmen, Schutzmaßnahmen oder Maßnahmen zur Abwehr von unmittelbar drohenden Gefahren für Leben oder Gesundheit).

11.16    Compliance with Laws
Except as disclosed in Schedule 11.16, to Sellers’ Knowledge, each Group Company is in material compliance with (i) all material laws, as well as any laws relating to anti-bribery, money laundering or corrupt practices applicable in any jurisdiction in which the Group Companies conduct the Business and (ii) any applicable export, embargo and sanctions laws and regulations. To Sellers’ Knowledge, no written notice (which has not been resolved or formally withdrawn) has been received by any Group Company or Seller from any governmental authority or third party alleging that any Group Company is not in material compliance with any law or regulation applicable to the Business.
11.17    Insurance
Except as disclosed in Schedule 11.17, to Sellers’ Knowledge, the Group Companies are appropriately insured against all relevant risks, against and for such amounts for which a prudent businessman, who is active in the same sector as the Group Companies, would usually be insured, including, but without limitation, business interruption and product liability insurance. To Sellers’ Knowledge, the relevant insurance agreements are in full force and effect, have not been terminated or threatened to be terminated and will remain in force irrespective of the consummation of the transactions contemplated by this Agreement.
11.18    Products
To Sellers’ Knowledge, all products and services currently designed, manufactured, sold or distributed are in compliance with all material applicable regulations, safety standards, technical norms applicable in the countries that are directly supplied by the Group Companies.
11.19    Conduct of Business
Except as set forth in Schedule 11.19, from the Accounts Date until the date hereof, no Group Company has performed any of the measures listed in Clauses 8.1.1 and 8.1.2, in each case unless provided for, permitted or disclosed elsewhere in this Agreement.
12Legal Consequences
12.1    Exhaustive Provisions
Subject to mandatory law, in particular § 123 or § 276 para. 3 of the German Civil Code (BGB), and except as otherwise expressly provided in this Agreement,

(i)	the Sellers’ Warranties and the Rövekamp Warranties are exhaustive and no further warranties shall be deemed to be given by the Sellers or Mr Rövekamp, and

(ii)
other than for any claims of the Purchaser under Clauses 6, 8.1 and 13.2 and in relation to primary obligations (Primärleistungspflichten) under this Agreement, the provisions set forth in this Clause 12 shall apply instead and to the exclusion of any and all remedies that would otherwise be available to the Purchaser under the law (a) in the event of any of the Sellers’ Warranties or Rövekamp Warranties being incorrect, or (b) in the event of any other obligation of the Sellers or Mr Rövekamp arising from or relating to this Agreement being breached (collectively a “Breach”), and

(iii)
any further liability of the Sellers, Mr Rövekamp and of the Sellers’ representatives, agents and/or advisors and any differing or further rights or claims of the Purchaser other than explicitly provided for in this Agreement, irrespective of their nature or legal basis, including, without limitation, any right to rescind (anfechten) or to withdraw from (zurücktreten) this Agreement, to claim remediation (Nacherfüllung), to reduce the Purchase Prices (mindern) and/or to claim damages (Schadensersatz) or reimbursement of futile expenditure (Ersatz vergeblicher Aufwendungen) are hereby expressly excluded and waived, in particular, without limitation, any rights and claims arising from or in connection with (a) defects in quality or title (Sach- oder Rechtsmängel), (b) incorrectness of any of the Sellers’ Warranties or Rövekamp Warranties or other guarantees, warranties, indemnities or similar undertakings, (c) breach of any contractual or pre-contractual obligation, (d) tort, (e) interference with the contractual basis (Störung der Geschäftsgrundlage), or (f) any other basis.

12.2    Sellers’ Knowledge
Where a Sellers’ Warranty is restricted to “Sellers’ Knowledge”, Sellers’ Knowledge shall mean the actual positive knowledge of any Seller or of the individuals set out against each of the Sellers’ names in Schedule 12.2.
12.3    Sellers’ Liability

12.3.1
For a period of three months after having been duly notified in accordance with Clauses 12.7.1 and 12.7.2 of one or several Notified Claims exceeding (or pursuant to this Agreement exempted from) the thresholds defined in Clause 12.5.1 the Sellers or, as the case may be, the relevant Sellers shall be given the opportunity to factually remedy (restitution in kind; Naturalrestitution) the relevant Breach or Breaches.

12.3.2
The Sellers shall at any time prior to the expiry of the period pursuant to Clause 12.3.1 be entitled to factually remedy a Breach in respect of which the Sellers have received notice of a Notified Claim, irrespective of whether or not the thresholds defined in Clause 12.5.1 are applicable and exceeded.

12.3.3
If and to the extent that within the period pursuant to Clause 12.3.1, factual remediation of a Breach is not achieved or impossible or finally refused (ernsthaft und endgültig verweigert) by a Seller, the respective person(s) shall, subject to the limitations set forth in this Agreement, be obliged to compensate the Purchaser or, upon the Purchaser’s written Notice the relevant Group Company, by way of monetary damages (Schadensersatz in Geld) in an amount equal to the actual loss (Schaden) suffered by the Purchaser as result of the relevant Breach; the obligations of the Sellers to compensate the Purchaser for losses shall not include any (i) indirect damages, (ii) consequential losses, in particular without limitation lost profit or revenue or lost opportunities, in each case to the extent that the indirect damage, consequential losses or lost profit, revenue or opportunity exceeds the reasonably foreseeable losses covered by the purpose of the breached obligation of Sellers (den angemessenerweise vorhersehbaren und vom Schutzzweck der verletzten vertraglichen Verpflichtung umfassten Schaden übersteigen), (iii) frustrated expenses (vergebliche Aufwendungen) within the meaning of § 284 German Civil Code (BGB) or (iv) internal costs. Any liability due to a recalculation (Neuberechnung) of the Purchase Prices upon a Breach is explicitly excluded.
12.4    Limitations on Sellers’ Liability
12.4.1    Changes in Legislation
The Sellers shall not be liable under or in connection with this Agreement to the extent that such liability would not have occurred but for the passing of, or change in, any law, statute, ordinance, rule, regulation, or administrative practice of any governmental or regulatory body (including any changes in case-law except for singular rulings of instance courts (Instanzgerichte) and increase in the rates of Taxes) after the date of this Agreement.

12.4.2	Changes Attributable to the Purchaser
The Sellers shall not be liable under or in connection with this Agreement in respect of any damage or loss resulting from, or increased by,

(i)
any voluntary act or omission of the Purchaser or any of the Purchaser’s Affiliates (including, after Closing, the Group Companies), or their respective directors, officers, employees, agents or other representatives, after the date of this Agreement including any changes in the accounting methods or principles (unless required by applicable generally accepted accounting principles as of the date of this Agreement), in each case in breach of Purchaser’s obligations under this Agreement, or

(ii)	any act or omission agreed in, and in compliance with, this Agreement or otherwise explicitly requested or approved by the Purchaser.

12.4.3	Non-Compliance by Purchaser

(i)
The Sellers shall not be liable under or in connection with this Agreement in respect of a claim in relation to which the Purchaser does not fully comply with its obligations under Clause 12.7 and for with its statutory obligations to mitigate damages under Section 254 German Civil Code (BGB) and such non-compliance has caused or increased the Sellers' liability under this Agreement.

(ii)
The Sellers shall not be liable under or in connection with this Agreement in the event of a valid disposal of any claim of the Purchaser arising from or in connection with this Agreement resulting from a breach by the Purchaser of its obligations under Clause 17.8.

12.4.4    Purchaser’s Knowledge
The Sellers shall not be liable under or in connection with this Agreement in respect of a claim if the Purchaser, any of the Purchaser’s direct or indirect shareholders, or any director, officer, employee, agent, advisor or other representative of the Purchaser or of any of the Purchaser’s direct or indirect shareholders who has been involved in the negotiation or preparation of this Agreement (including without limitation the due diligence performed in relation to the Group and its Business), has on the date of this Agreement knowledge of the underlying facts constituting a Breach. In particular without limitation, the following facts shall be deemed known by the Purchaser on the date of this Agreement:
(i)    all matters disclosed, contained or referred to in this Agreement;

(ii)
all matters Fairly Disclosed in the documents which have been made accessible to the Purchaser and any members of corporate bodies or any employees, advisors and/or any other representatives of the Purchaser during the period commencing on 12 June 2015 and ending on 23 June 2015, 3:00 am CET through a virtual data room operated by Merrill DataSite (the “Data Room”) for purposes of conducting a due diligence of the Group; for identification purposes these documents have been stored on an electronic data storage medium and handed over to the acting notary to be taken into custody until the expiry of the limitation periods pursuant to this Agreement pursuant to the terms and conditions set out in Schedule 12.4.4(ii);

(iii)
all matters Fairly Disclosed in the documents which have been made accessible to the Purchaser and any members of corporate bodies or any employees, advisors and/or any other representative of the Purchaser during the period commencing on 23 June 2015, 3:01 am CET until 24 June 2015, 7 pm CET via emails for purposes of conducting a due diligence of the Group; for identification purposes these documents have been stored on an electronic data storage medium and handed over to the acting notary to be taken into custody until the expiry of the limitation periods pursuant to this Agreement pursuant to the terms and conditions set out in Schedule 12.4.4(ii);

(iv)	all answers provided in the Q&A process during the period set out under Clause 12.4.4(ii);

(v)
all information which is available in governmental records open to the public worldwide on the date of this Agreement including, without limitation, all matters contained or referred to (a) on the public files of the Group Companies at commercial registers, or (b) on public files at intellectual property registries or (c) on any website of the Group Companies;

(vi)	all matters disclosed, provided for or noted (to the extent of such provision or note) in the Annual Accounts;

(vii)
all matters Fairly Disclosed, contained or referred to in the Management Presentation, the Tax Fact Book and the Financial Fact Book prepared for the purpose of the acquisition contemplated by this Agreement;

(viii)
all matters Fairly Disclosed to the Purchaser, its direct or indirect shareholders, any of its or their directors, employees or agents or any of its or their advisers or other representatives at the presentations by and meetings with management of the Target Company on 24 September 2014 (meeting at security trade fair), 4/5 May 2015 management presentation and expert sessions), 19 May 2015 (visit Osterfeld plant), 2 June 2015 (visit Osterfeld plant), 17 June 2015 (visit Osterfeld plant), 16 June 2015 (visit offices Unterföhring), 16 June 2015 (visit Unterföhring EHS, HR), 17 June 2015 (meeting in France), 18 June 2015 (visit offices

Unterföhring), 18 June 2015 (meeting in UK, IFSEC), 8 July 2014 (visit office Unterföhring); and

(ix)
all matters otherwise Fairly Disclosed in writing by or on behalf of the Sellers, or their representatives or advisers, to the Purchaser, its direct or indirect shareholders, any of its or their directors, employees or agents or any of its or their advisers or other representatives in connection with the transactions contemplated in this Agreement.

"Fairly Disclosed" shall mean the disclosure of facts or circumstances in a manner to allow a diligent buyer of the Group being an industrial purchaser with experience in the line of the business of the Group to reasonably assess the nature and significance of the relevant matter.

12.4.5	Purchaser’s Rights to Recover
The Sellers shall not be liable under or in connection with this Agreement in respect of any claim to the extent that

(i)
the damage giving rise to such claim (a) is covered by an insurance of any Group Company, the Purchaser or any of the Purchaser’s Affiliates on the basis of the respective insurance terms, or (b) would have been covered by an insurance of any Group Company if the insurance cover of the Group existing at Closing had been continued in the same scope as prior to Closing, or

(ii)
either (a) the damage giving rise to such claim is recovered from a third party or (b) the Purchaser or a Group Company has a claim for compensation of, or indemnification from, the damage against a third party, and such claim - which must not be limited by any permanent defence (dauerhafte Einrede oder Einwendung) - has not been validly assigned to the Sellers against (Zug um Zug) payment of the relevant monetary damages by the Sellers to Purchaser.

12.4.6    Offsetting Benefits
The Sellers shall not be liable under or in connection with this Agreement in respect of any claim to the extent of any existing or reasonably certain and quantifiable future offsetting benefits, savings or other quantifiable financial advantages accruing or attributable to the Purchaser or a Group Company on account of the matters or circumstances giving rise to such claim, including any Tax Benefits.

12.4.7	Inclusion in the Annual Accounts
The Sellers shall not be liable under or in connection with this Agreement in respect of any claim to the extent that the matter giving rise to such claim has been taken into account in the Annual Accounts by way of a specific liability, reserve or accrual.

12.4.8	Ne bis in idem
The Purchaser shall not be entitled to recover from the Sellers more than once in respect of the same damage suffered. In particular, without limitation, the foregoing shall apply where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling the Purchaser to a claim or remedy under or in connection with this Agreement. In this case, only the more specific provision shall apply.

12.4.9	Overstatements/Understatements
If and to the extent that

(i)
the amount of any allowance, provision or reserve (including any allowance, provision or reserve taken into account in calculating the net value of an asset) made in the Annual Accounts or otherwise taken into account or reflected therein is found to be in excess of, or unnecessary in respect of, the matter for which such allowance, provision or reserve was made,

(ii)	any sum is received by any Group Company in respect of any asset which has previously been written off as irrecoverable in the Annual Accounts, or

(iii)	the value of any asset in the Annual Accounts is understated or any liability in the Annual Accounts is overstated, the amount of such excess, unnecessary allowance, provision or reserve, receipt, understatement or overstatement shall be credited against and applied in relieving the Sellers from any liability they would otherwise incur in respect of any claim under or in connection with this Agreement to which the excess, unnecessary allowance, provision or reserve, receipt, understatement or overstatement specifically relates. Each Seller shall be entitled such credit pro rata in proportion to its total shareholding in the Target Company as set out in column D. of Schedule (A).
12.5    De minimis, Basket, Cap

12.5.1	Claims against the Sellers under or in connection with this Agreement can only be made if
(i)    the relevant single claim exceeds an amount of EUR 25,000, and
(ii)    the aggregate amount of all such claims exceeds an amount of EUR 250,000.
If the threshold pursuant to Clause  12.5.1(i) is exceeded, the entire amount shall be taken into account. If the threshold pursuant to Clause 12.5.1(ii) is exceeded, only the exceeding amount shall be taken into account; if the threshold pursuant to Clause 12.5.1(ii) is exceeded, the amount of EUR 250,000 shall be allocated to each of the Sellers as a deduction amount at the discretion of Seller 1. The limitation of liability pursuant to Clause 12.5.1(ii) does not apply to Clause 11.19.

12.5.2
The Sellers’ liability under this Agreement shall be limited to an aggregate maximum amount of EUR 2,100,000 allocated to the respective Seller in accordance with the percentage of their holding in the Target Company set out in column D. of Schedule (A). Such liability cap and Clause 12.5.1 shall not apply to Breaches of Clauses 2, 3.2, 3.3, 6, 8.1 or 11.2 provided, however, that the overall liability of each Seller under this Agreement shall be limited to an aggregate maximum amount corresponding to 100 % of the Purchase Prices allocated to the respective Seller in accordance with the percentage of their holding in the Target Company set out in column D. of Schedule (A).

12.6    Time Limitation
The claims of the Purchaser under this Agreement shall become time-barred as follows:

12.6.1	Claims arising from a Breach of Clauses 2, 3.2, 3.3, 6 or 11.2 shall become time-barred three years after the Closing Date.

12.6.2	All other claims (other than Tax claims, which shall be covered by Clauses 13.2.6 and 13.3.4) shall become time-barred twelve months after Closing Date.

Sec. 203 of the German Civil Code (BGB) shall not apply unless the Parties expressly agree in writing that the expiry period shall be suspended (gehemmt) because of pending settlement negotiations.
12.7    Conduct of Claims

12.7.1	Notification
The Purchaser shall give Notice to the relevant Sellers of any Breach within the time period defined in Clause 12.7.2. Such Notice shall, to the extent that this is known to the Purchaser, specify in reasonable detail for each individual Breach the underlying facts constituting the Breach, the legal basis for a potential claim and the amount or estimated amount of the damages suffered by the Purchaser as result of the Breach. To the extent and as soon as available to the Purchaser or its Affiliates, Sellers shall with or as soon as possible following the Notice be submitted with documents which a reasonable seller would expect in order to be able to assess the merits of any claims in respect of the relevant Breach and the amount or estimated amount of the damages arising from the Breach. The Purchaser’s claims notified in accordance with the 1st sentence are herein referred to as “Notified Claims”.

12.7.2	Time Limit for Notification
The Purchaser shall make the notification in accordance with Clause 12.7.1 within one month after it has obtained knowledge of the underlying facts constituting the relevant Breach. This one month period shall be reduced as appropriate if any applicable deadline requires a swifter notification so as to enable the relevant Sellers to effectively exercise its or their rights under this Clause 12.7.

12.7.3	Time Limit for pursuing Notified Claims
To the extent a Notified Claim is not settled between the Parties, the Purchaser shall submit such Notified Claim for arbitration or decision by a court in accordance with Clause 17.7 within six months after notification of the claim to the Seller.

12.7.4	Investigation by the Sellers
In connection with any matter or circumstance that may give rise to a claim against any of the Sellers under this Agreement, the Purchaser shall allow, and shall procure that the relevant Group Company allows, the respective Seller or Sellers, and its or their financial, accounting, tax or legal advisers to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim. In particular, all material and documents relating to the relevant claim which the Sellers reasonably request shall be disclosed without undue delay (unverzüglich), and all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the respective Seller or Sellers, or any one of them, or its or their financial, accounting, tax or legal advisers may reasonably request shall be given without undue delay (unverzüglich). Each Seller, as an individual obligor, hereby undertakes to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question. All reasonable expenses of the Purchaser and the relevant Group Company caused by such disclosure or assistance, other than internal costs such as labour or overhead costs, shall be borne by the Seller or Sellers requesting such disclosure and assistance.

12.7.5	Third Party Claims
In the event that a claim against the Purchaser or a Group Company is asserted, made, threatened or filed by a third party (including any Tax Authority or other governmental or regulatory body) which results, or which the Purchaser believes to result, from a Breach (a “Third Party Claim”) the following shall apply:

(i)
No admissions in relation to such Third Party Claim shall be made by or on behalf of the Purchaser or any of the Purchaser’s Affiliates (including, after Closing, the Group Companies) and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the relevant Seller or Sellers, which shall not be unreasonably withheld.

(ii)
If the relevant Seller or Sellers, or any one of them, wish to defend the Purchaser or the relevant Group Company against the Third Party Claim in its or their name and on its or their behalf, each of them shall give Notice to the Purchaser of such decision within a period of three weeks after having been duly notified of the Third Party Claim in accordance with Clauses 12.7.1 and 12.7.2. Upon such notification the respective Seller or Sellers shall be entitled to take any action they deem necessary to defend, appeal, compromise or settle the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties) at its or their sole discretion in the name and on behalf of the Purchaser or the relevant Group Company. Notwithstanding the Purchaser’s obligations pursuant to Clause 12.7.4, the Purchaser shall, and shall procure that the relevant Group Company shall, promptly give all assistance and information to the respective Seller or Sellers as may be reasonably required to defend the Third Party Claim and in particular promptly forward all notices, communications and filings (including court papers).

(iii)
If none of the Sellers notifies the Purchaser in accordance with Clause 12.7.5(ii), the Purchaser shall, or shall procure that the relevant Group Company shall, conduct the defence of the Third Party Claim diligently and in good faith and take any such action as the Sellers, or any one of them, may reasonably request to defend, appeal, compromise or settle the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties). The Purchaser shall, and shall procure that the relevant Group Company shall, (a) keep the relevant Seller or Sellers fully informed of the progress of the Third Party Claim and its defence, (b) promptly provide the relevant Seller or Sellers with copies of all material notices, communications and filings (including court papers), (c) ensure that the relevant Seller or Sellers and/or one or several of their representatives bound to secrecy by professional code will, to the extent legally permissible, be entitled to participate in any meetings or discussions and (d) consult with the relevant Seller or Sellers prior to taking any action in relation to the Third Party Claim and its defence so as to give the relevant Seller or Sellers the opportunity to comment and object.

(iv)
In the defense against any Third Party Claim, whether governed by Subclause (ii) or (iii) above, each Party shall, and Purchaser shall procure that the relevant Group Company will, at all times and, in the case of Subclause (ii) above, in particular until the Sellers, or any one of them, have notified the Purchaser in accordance with Clause 12.7.5(ii), take into account the reasonable interest of the respective other Party and the Group Companies in relation to a Third Party Claim and shall consult with the relevant other Party in relation to the suitable manner of dealing with the Third Party Claim. In particular, the Purchaser shall, and shall procure that the relevant Group Company will, notify the relevant Sellers promptly upon a Third Party Claim being, or likely to be, asserted, made, threatened or filed, such Notice to be submitted together with all information in relation to the Third Party Claim which is available to the Purchaser and the relevant Group Company.

(v)	The costs and expenses incurred in relation to the defence against the Third Party Claim shall be borne as follows:

(a)
All costs and expenses reasonably incurred by the Purchaser or the relevant Group Company (other than internal costs such as labour or overhead costs) shall, to the extent the Third Party Claim does result from a Breach for which the Sellers, or any one of them, are, subject to the limitations set forth in this Agreement, liable, be borne by the relevant Seller or Sellers, subject to the Purchaser having complied with its obligations under this Clause 12.7.

(b)
All costs and expenses reasonably incurred by the Sellers, or any one of them, (other than internal costs such as labour or overhead costs) shall, to the extent the Third Party Claim does not result from a Breach for which the relevant Seller is, subject to the limitations set forth in this Agreement, liable, be borne by the Purchaser. The same shall apply if the Purchaser does not comply in all material aspects with its obligations under this Clause 12.7.

(c)
In respect of all costs and expenses incurred by the Sellers, or any one of them, or costs and expenses of the Purchaser, the relevant Seller or Sellers and the Purchaser shall each bear its own costs and expenses.

13	Tax Matters
13.1    Tax Warranties
The Sellers guarantee by way of an independent promise of warranty (selbständiges Garantieversprechen) pursuant to § 311 German Civil Code (BGB), and exclusively with the remedies pursuant to this Clause 13.1 which form an integral part and define the scope of this promise of warranty, that except as set forth in Schedule 13.1 the statements set forth in this Clause 13.1 (the “Sellers’ Tax Warranties”) are true and correct as of the date of this Agreement or as of such other date as is expressly stated in the respective Seller’s Tax Warranty.

13.1.1
As of the date of this Agreement and as of the Closing Date the Group Companies have duly and timely filed all due Tax returns and notifications in relation to all Taxes (including applicable or agreed extension periods).

13.1.2
The Group Companies have duly and timely paid, withheld and declared all Taxes due pursuant to Tax filings or self-assessments made or Tax assessments received, as applicable (including applicable or agreed extension periods) before or on the Closing Date to the respective competent Tax Authority.

In case of a breach of the Tax Warranties under this Clause 13.1, the Sellers shall compensate the Purchaser with respect to the following items of damage, if and to the extent triggered by the breach of such Tax Warranties under this Clause 13.1: (i) Verspätungszuschläge within the meaning of Sec. 152 AO and comparable fines/penalties/surcharges of a non-German jurisdiction, (ii) Säumniszuschläge within the meaning of Sec. 240 AO and comparable fines/penalties of a non-German jurisdiction, and (iii) reasonable external costs required to be incurred in connection with the preparation of the tax declaration (Steueranmeldung), advance tax declaration (Steuervoranmeldungen) or tax return (Steuererklärungen) or other declaration in connection with Taxes which would not have arisen if the respective declaration or return had been duly or timely filed in accordance with Clause 13.1.1 of this Agreement. Clauses 13.2.1(iv), 13.2.1(vi) and 13.2.1(vii) as well as Clauses 13.2.3 to 13.2.6(i) shall apply and any damage that is recoverable pursuant to this Clause 13.1 cannot be recovered pursuant to Clause 13.2 (no double dip).
13.2    Tax Indemnity

13.2.1
The Sellers shall pay to the Purchaser the amount which is necessary to hold each Group Company harmless of any and all due and payable Taxes which relate to periods ending on or before the Accounts Date (each a "Tax Indemnification Claim"), but only if and to the extent the specific Tax giving rise to such an indemnification

(i)
does not relate to income that can be offset against Tax loss carry-backs or Tax loss carry-forwards that are or were available until the Accounts Date; for the avoidance of doubt, this Clause shall not apply with regard to any Tax losses arising with respect to periods after the Accounts Date;

(ii)
does neither arise nor is increased as a result of the Purchaser or any of its Affiliates (including, after the Closing, the Group Companies) failing or omitting to duly make any claim or exercise any election right in each case in accordance with past practice unless in each case required by mandatory law or administrative guidelines as existing and in force as of the date of this Agreement or exercised with the prior consent of the Sellers;

(iii)
together with all other Tax Indemnification Claims, i.e. the aggregate amount of all Tax Indemnification Claims of Purchaser, exceeds the aggregate amount of Tax liabilities (Steuerverbindlichkeiten) and Tax accruals (Steuerrückstellungen) and other accruals (sonstige Rückstellungen) for potential Tax liabilities, if any, shown or provided for in the Annual Accounts (for the avoidance of doubt, such amounts to be taken into consideration shall be reduced by the amount of any Tax Refunds actually paid to the Sellers pursuant to Clause 13.3.1(iii));

(iv)
is not the direct result of a reorganisation or of other measures initiated by the Purchaser or any of its Affiliates (including, after the Closing, the Group Companies), or by their respective directors, officers, employees, agents or other representatives, including but not limited to a change of methods of Tax accounting or an amendment of any Tax returns of any Group Company, unless in each case required by mandatory law or administrative guidelines as existing and in force as of the date of this Agreement or exercised with the prior consent of the Sellers;

(v)
does not directly lead to a Tax Benefit of any of the Group Companies after the Accounts Date which is based on a circumstance having triggered the Tax Indemnification Claim, including, but not limited to reciprocal effects (Wechselwirkungen) resulting e.g. from the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung) or from transfer of items relevant for Taxes (e.g. turnover, income, expenses, value added tax payable corresponding with a value added tax refund etc.) into another calendar year or transfer of Tax items from one entity to another entity;

(vi)	does not result from any retroactive changes in law; and

(vii)
was not actually reimbursed due to a claim for repayment, reimbursement or indemnification against a party other than a Group Company (such claim to be reduced by reasonable costs actually incurred by the Purchaser or the Group Companies in connection with the enforcement of such claim) and, in case a claim was not reimbursed, the Purchaser, its Affiliates or the Group Companies did use all reasonable best efforts to enforce such claim or have offered the assignment of the respective claim to Seller so that Seller can directly pursue such claim; the Purchaser shall inform the Sellers about potential claims to be pursued and, in case of an enforcement of such claims by the Purchaser or a Group Company, shall follow the instructions of the Sellers subject to prior agreement of the budget for the enforcement of such claims to be borne by the Sellers.

The Sellers shall subject to the limitations pursuant to Clauses 13.2.1(iii) to 13.2.1(vi) be obliged to pay to the Purchaser any amount by which the amount of Tax receivables provided for in the Annual Accounts exceed the amounts actually received in relation to such Tax receivables.

13.2.2
The Sellers shall further pay to the Purchaser (a) 100% of an amount up to EUR 1,000,000 and (b) 80% of any further amount which is necessary to hold each Group Company harmless of any and all due and payable Taxes which (i) result from the items specified and described in Schedule 13.2.2 and (ii) which relate to periods ending on or before the Accounts Date or with regard to the potential withholding tax related to interest for shareholder loans until and including the Closing Date ("Specific Tax Indemnification Claim"). Clauses 13.2.1(i) and 13.2.1(v) to 13.2.1(vii) shall apply accordingly to the specific Tax giving rise to such indemnification.

13.2.3
The Sellers’ indemnification obligations pursuant to this Clause 13.2 shall be applied on a pro rata basis corresponding to the (direct or indirect) participation quota of the respective Seller in the respective Group Company

13.2.4
Payments by the Sellers to the Purchaser pursuant to this Clause 13.2 shall be due and payable within fifteen Business Days after receipt of the corresponding claim notification by the Sellers (which must include copies of the relevant administrative decision), however, not earlier than five Business Days prior to the due date of the relevant Tax.

13.2.5
If the Tax for which an indemnification payment has been made is subsequently reduced, the Purchaser shall be obliged to reimburse the Sellers for the difference between the higher indemnification payment and the lower Tax amount, including all interests related thereto as assessed by the Tax Authorities to the extent not already reimbursed to the Sellers pursuant to Clause 13.3.1. The Purchaser shall, and shall procure that the Group Companies will, notify the Sellers in writing without undue delay about a subsequent reduction of Taxes together with all relevant material underlying documents and information. Clause 13.3.4 shall apply accordingly.

13.2.6	Time Limitations

(i)
Any claim under or arising from Clause 13.1 and 13.2.1 shall be time-barred upon the earlier of (i) expiration of six months after the tax assessment (Steuerbescheid) for the respective Tax has become final and binding (bestandskräftig) and unchangeable or (ii) three years after the Closing Date.

(ii)
Any claim under or arising from Clause 13.2.2 shall be time-barred upon the earlier of (i) expiration of six months after the tax assessment (Steuerbescheid) for the respective Tax has become final and binding (bestandskräftig) and unchangeable or (ii) two years after the Closing Date.

13.3    Tax Refunds

13.3.1
The Purchaser shall be obliged to reimburse the Sellers any Tax Refund actually received or realised by the Group Companies to the extent the aggregate amount of all Tax Refunds exceeds the aggregate amount reported in the Annual Accounts for all Tax refunds, if any, as a claim. A Tax Refund shall be deemed received or realised by a Group Company upon, as applicable,

(i)	the receipt of actual payment from a Tax Authority;

(ii)	the declaration of set-off with Tax liabilities actually owed to a Tax Authority; or

(ii)
the final release of such amount of the respective Tax liability, Tax accrual or other accrual for Tax liabilities by which such liability or accrual has been overstated in the Annual Accounts pursuant to the accounting principles as applied in the Annual Accounts.

13.3.2
The Purchaser shall, and shall procure that the Group Companies will, notify the Sellers in writing without undue delay, no later than fifteen Business Days after the receipt or realisation of any Tax Refund together with all material underlying documents and information.

13.3.3	Payments by the Purchaser to the Sellers pursuant to this Clause 13.3 shall be due twenty Business Days after receipt or realisation of the relevant Tax Refund pursuant to Clause 13.3.1 above.

13.3.4
Any claim for reimbursement of Tax refunds arising from this Clause 13.3 shall be time-barred upon expiration of six months after the Sellers have been notified in writing by the Purchaser or a Group Company of the relevant Tax Refund.

13.4    Indemnity Procedure

13.4.1
The Purchaser shall and shall procure that after the Closing Date any of the Group Companies prepare and file all Tax returns concerning periods until and including the Accounts Date (“Relevant Tax Return” or “Relevant Tax Returns”) in line with past practice and in accordance with applicable law. Any Relevant Tax Return shall be subject to the review and prior written consent of the Sellers which must not be unreasonably delayed or withheld. The Purchaser shall and shall procure that the Group Companies will (i) provide the Sellers with any draft Relevant Tax Return no later than 30 Business Days prior to the filing due date and (ii) the respective Relevant Tax Return will be filed in accordance with the written instructions of the Sellers. This shall apply accordingly with regard to any amendments of Relevant Tax Returns.

13.4.2
The Purchaser shall procure that the Sellers will be informed in writing by the respective Group Company of any notices in respect of a Tax audit and similar audits of Tax Authorities as well as on the issue of a Tax assessment and any other written communication between a Group Company and a Tax Authority for periods which relate to Taxes that might constitute the basis for a claim pursuant to Clauses 13.1, 13.2 or 13.3. Such Tax audits and similar audits of Tax Authorities are hereinafter referred to as “Tax Audits”; such tax assessments are hereinafter referred to as “Tax Measures”. The notification shall be made in writing and without undue delay after the Purchaser or the relevant Group Company has received written notifications or other documents from a Tax Authority of such event and shall contain full factual information describing the object of the Tax Audit or Tax Measure in reasonable detail and shall include copies of any assessment, notice or other relevant document received from any Tax Authority related to the respective Tax.

13.4.3
The Purchaser shall, and shall procure that the relevant Group Company shall, (i) give the Sellers the opportunity to participate at their own costs and expenses from the beginning in all Tax Audits and Tax Measures, (ii) upon Sellers' written request and at their costs and expenses, challenge and litigate any Tax assessment or other decision of any Tax Authority or Tax court and (iii) comply with any written instructions given by Sellers in relation to the conduct of the Tax proceedings referred to in (i) or (ii) above to the extent such instructions comply with applicable laws. In any case the Purchaser shall procure that after the Closing Date no Tax which might constitute the basis for a claim pursuant to Clause 13 is settled or accepted without the prior written consent of the Sellers.

13.4.4
Upon the Sellers’ written request and at their costs and expenses, the Purchaser shall procure that the respective Group Company will, in accordance with the Sellers’ written instructions which have to comply with applicable laws, file, withdraw or amend legal remedies in respect of Tax assessments for periods ending on or before the Accounts Date which have been amended due to Tax Audits or in respect of Tax Measures.

13.4.5
The aforementioned provisions pursuant to Clauses 13.4.1 to 13.4.4 shall not apply with regard to the items specified and described in Schedule 13.2.2 and to Tax returns, Tax proceedings, Tax Audits and Tax Measures, in each case if and to the extent they relate to such specific items which shall insofar be under the sole control of the Purchaser. However, the Purchaser shall also duly inform the Sellers about any of such Tax returns, Tax proceedings, Tax Audit or Tax Measures relating to such specific items. In addition, the Purchaser shall upon reasonable written request of the Sellers provide Sellers with any material information on the envisaged Tax treatment of such specific items and shall consult with the Sellers in good faith about the potential Tax treatment of such specific items in Tax filings and about potential written objections and challenges of Tax assessments aiming at a mitigation of the Tax to be incurred, it being understood that the final decision remains with the Purchaser.

13.4.6
The Sellers shall not be liable under or in connection with the Tax indemnity pursuant to this Clause 13 if and to the extent the Purchaser does not comply with its obligations under this Clause 13.4 provided that such violation has actually caused the respective claim under this Clause 13. In case the Purchaser fails (i) to observe a time limit set by law after a initial period of three (3) months after Closing Date or set by the Tax Authorities in accordance with the law, (ii) to change Tax returns, (iii) to challenge Tax assessments upon written request of Sellers or (iv) to timely inform the Sellers about material meetings with Tax Authorities, in each case to the extent required by the provisions of this

Clause 13.4, it is rebuttably assumed (widerlegbar vermutet) that such violation has caused the respective claim under this Clause 13.
13.5    Exclusivity

13.5.1
Unless explicitly provided otherwise in this Clause 13, the claims of the Purchaser pursuant to Clauses 13.1 and 13.2 and of Sellers pursuant to Clauses 13.2.5 and 13.3 shall be exclusively governed by this Clause 13.

13.5.2
Clause 12.5.1(i) shall apply with regard to claims under Clauses 13.1 and 13.2.1. In addition, the overall cap pursuant to Clause 12.5.2, first sentence, shall apply to and include any claims of the Purchaser pursuant to Clauses 13.1 and 13.2.1. Further, the Sellers’ liability under Clause 13.2.2 shall be limited to an aggregate maximum amount of EUR 3,000,000.

14Period after Closing
14.1    Information and Documents
For a period of five years after Closing Date, each Seller and its representatives shall have reasonable access at the respective Seller’s expense to the books and records of the Group with respect to periods prior to the Closing Date to the extent that such access may reasonably be required by the respective Seller in connection with matters relating to the operations of the Group Companies prior to Closing. The Purchaser shall afford such access upon receipt of reasonable advance notice and during normal business hours.
14.2    Indemnity for Claims after Closing
If, after Closing,

(i)
any of the Sellers or any of their Affiliates, Mr Rövekamp, Robert W. Baird GmbH, HgCapital LLP, or any of their Affiliates or any of the directors, employees, advisors or other representatives of the foregoing parties (collectively referred to as “Beneficiaries”) are held liable for any existing or future (known or unknown, actual or contingent, accrued or unaccrued) liability or obligation of any Group Company or any liability or obligation arising out of or in connection with the conduct of the business of any of the Group Companies, or

(ii)
any of the Group Companies asserts any claims against any Beneficiary, the Purchaser shall indemnify the Beneficiaries and hold them harmless in respect of the relevant liability or obligation unless the relevant liability or obligation relates to a matter in respect of which Purchaser has the right to be indemnified from a Seller under the terms of this Agreement.

15Public Announcements and Confidentiality
15.1    Public Announcements
No press or other public announcement in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any of the Parties or any of their Affiliates (including the Group Companies) without the prior written approval of the Sellers and the Purchaser. This shall not affect any announcement required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of a Party, any of their Affiliates (including the Group Companies), or HgCapital Trust Plc are listed, but the Purchaser, if it or any of its Affiliates is under an obligation to make an announcement, shall consult with the Sellers, and the Sellers, if it or any of their Affiliates is under an obligation to make an announcement, shall consult with the Purchaser, in each case as soon as reasonably practicable before complying with such an obligation. Notwithstanding the above, any Party shall be allowed to repeat any announcement on which it had already consulted the respective other Party. It is understood between the Parties that Purchaser will make a filing with the United States Securities and Exchange Commission (the “SEC”) immediately after signing of this Agreement substantially in the form as attached hereto as Schedule 15.1. It is further understood between the Parties that Purchaser will make a filing with the SEC immediately after Closing (the “Closing SEC Filing”). The Closing SEC Filing shall be subject to Sellers’ prior approval which shall not be unreasonably withheld. Purchaser shall provide the Sellers with the draft Closing SEC Filing within a reasonable time prior to Closing but in any event by no later than the day of fulfilment of the Closing Conditions. Any comments Sellers may have or the approval, as the case may be, shall be provided to Purchaser within two Business Days after receipt of the draft Closing SEC Filing.
15.2    Confidentiality

15.2.1
The confidentiality agreement between Seller 1 and the Purchaser dated 24 March 2015 shall cease to have effect from Closing. Only to the extent that announcements pursuant to Clause 15.1 are concerned, Clause 15.1 shall prevail over the Confidentiality Agreement with effect from the date of this Agreement

15.2.2
Each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of, or in connection with, the entering into this Agreement which relates to this Agreement, its existence or its provisions or to any agreement to be entered into pursuant to this Agreement, or to the negotiations relating to this Agreement.

15.2.3	This Agreement shall not prohibit disclosure or use of any information if and to the extent that

(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of a Party, any of its Affiliates, or HgCapital Trust Plc are listed,

(ii)
the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party,

(iii)
the disclosure is made to professional advisers or actual or potential financiers of a Party, including the parties invested in the HgCapital 6 Funds, on a need to know basis and on terms that such professional advisers or actual or potential financiers, to the extent they are not bound to professional secrecy, undertake (also for the benefit of the other Parties) to comply with the confidentiality obligations set out in this Clause 15.2 in respect of such information as if they were a party to this Agreement,

(iv)
the disclosure is made by a Seller prior to Closing or by the Purchaser after Closing to any Group Company or any statutory representative (gesetzlicher Vertreter) of a Group Company, provided that the relevant Seller or the Purchaser, as the case may be, procures compliance of the relevant Group Company or statutory representative with the confidentiality obligations set out in this Clause 15.2 in respect of such information as if it were a party to this Agreement,

(v)	the information is or becomes publicly available (other than by breach of this Agreement or any other confidentiality agreement between the Parties or any of them),

(vi)
the Sellers in case of a disclosure or use by the Purchaser or the Guarantor, or the Purchaser in case of a disclosure or use by the Sellers, has given prior written approval to the disclosure or use, or

(vii)	the information is independently developed after Closing.
16No Liability of Sellers’ Representatives
The Purchaser and the Guarantor acknowledge and agree that neither (i) HgCapital nor any of its Affiliates nor any of the directors, employees, advisors or other representatives of the foregoing nor (ii) Robert W. Baird GmbH nor any of its Affiliates nor any of the directors, employees and advisors of any of the foregoing nor (iii) any of the directors, employees, advisors or other representatives of the Sellers (collectively “Sellers’ Representatives”), shall have any liability or obligation towards the Purchaser or the Guarantor, arising out of, connected with or resulting from the activities or any of the foregoing as advisor to, or any other representative of, the Sellers in connection with the preparation, negotiation and implementation of this Agreement and the transactions contemplated thereby (including but not limited to any information or advice given or supplied by the Sellers’ Representatives) unless expressly agreed otherwise in writing between any of the foregoing representatives of the Sellers and the Purchaser or, as the case may be, the Guarantor.
17Miscellaneous Provisions
17.1    Information of Sellers
Purchaser shall give Notice to the Sellers without undue delay and in reasonable detail, if Purchaser becomes aware of any regulatory investigation at any Group Company (the “Investigation”) which could potentially have detrimental effect to the Sellers. Purchaser shall consult with Sellers about the reaction with respect to the Investigation, provided that any breach of this Clause 17.1 shall only lead to a liability of the Sellers, if such breach was grossly negligent (grob fahrlässig) or wilful (vorsätzlich).
17.2    Account Details
All payments to be made under this Agreement shall be made

(i)
if to the Sellers or Mr Rövekamp, in Euro to the following bank account or to any account notified jointly by the Sellers to the Purchaser not later than five Business Days prior to the respective payment:

Account owner:     SimonsVoss Luxco S.à r.l.
Bank: Redacted
SORT/ABA/SWIFT (BIC): Redacted
Account Name: Redacted
IBAN:    Redacted

(ii)	if to the Purchaser, to any bank account notified by the Purchaser to the Sellers not later than five Business Days prior to the respective payment.
17.3    Costs
Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement by itself. Unless explicitly set forth otherwise in this Agreement, the notarial fees and all registration, stamp and transfer taxes (including but not limited to German real estate transfer taxes) and duties as well as all fees of merger control authorities that are payable as a result of the transactions contemplated by this Agreement shall be borne by the Purchaser.

17.4    Individual and Several Liability, Joint Creditorship

17.4.1
To the extent that an obligation of a Seller under or in connection with this Agreement relates exclusively to matters concerning the respective Seller, the Seller shall be liable only individually (einzelschuldnerisch).

17.4.2
Unless where a Seller is obliged as an individual obligor (Einzelschuldner), each Seller shall, in respect of its obligations under or in connection with this Agreement, be liable only severally (teilschuldnerisch) in proportion to its total shareholding in the Target Company as set out in column D. of Schedule (A).

17.4.3	Any joint (gesamtschuldnerische) liability of the Sellers or any of them shall be excluded.

17.4.4
Unless to the extent that certain rights or claims are conveyed by this Agreement to the or several Sellers individually, the Sellers shall remain joint creditors of the rights and claims under or in connection with this Agreement.

17.5    Joint Co-ordination of Sellers’ Conduct
Without affecting Sellers’ liability under Clauses 17.4.1 to 17.4.3 in any way, Seller 2 and Mr Rövekamp hereby grant to Seller 1 an unconditional and unlimited power of attorney to co-ordinate their conduct under this Agreement and to act as Sellers’ joint representative in relation to Purchaser with respect to all claims by or against the Purchaser and the exercising of all of Sellers’ rights under or in connection with this Agreement and the servicing of any Notice to the Purchaser.
17.6    Notices to the Parties

17.6.1
To the extent that any communication shall in accordance with this Agreement be made by way of a “Notice” this shall mean that, in order to be valid, they have to be submitted to the recipient in compliance with this Clause 17.6.1, i.e.

(i)	in the English or German language,

(ii)	in written form by hand, registered post or an internationally renowned courier, or by fax or email, and

(iii)	to the following persons and addresses:

(a)
A Notice to any of the Sellers or to Mr Rövekamp shall be sent to Seller 1 as per the details set out below or such other person or address as the respective Seller may notify to the Purchaser from time to time.

To:	SimonsVoss Luxco S.a.r.l.
Attention:	Nadia Dziwinski
Address:	7A, rue Robert Stümper, L-2557 Luxembourg
Facsimile:	Redacted
Email:	Redacted
Telephone:	Redacted
and

To:	SimonsVoss Luxco S.a.r.l.
Attention:	Justin von Simson
Address:	7A, rue Robert Stümper, L-2557 Luxembourg
Facsimile:	Redacted
Email:	Redacted
Telephone:	Redacted
with a courtesy copy to Seller 2

To:	SimonsVoss Co-Invest GmbH & Co. KG
Attention:	Sascha Kaumann
Address:	Salvatorstrße 3, 80333 Munich
Facsimile:	Redacted
Email:	Redacted
Telephone:	Redacted
and

To:	HgCapital
Attention:	Andrew Jessop
Facsimile:	Redacted
Email:	Redacted
and

To:	Linklaters LLP
Attention:	Dr. Rainer Traugott
Address:	Prinzregentenplatz 10, 81675 Munich
Facsimile:	Redacted
Email:	Redacted
Telephone:	Redacted

(b)	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Sellers from time to time:

To:	Allegion plc c/o Schlage Lock Company LLC
Attention:	Mr. Jeffrey Braun Senior Vice President and General Counsel
Address:	11819 N Pennsylvania Street USA-Carmel, IN 46032
Facsimile:	Redacted
Email:	Redacted
Telephone:	Redacted
with a courtesy copy to

To:	Baker & McKenzie
Attention:	Dr. Nikolaus Reinhuber
Address:	Bethmannstrasse 50-54 D-60311 Frankfurt am Main
Facsimile:	Redacted
Email:	Redacted
Telephone:	Redacted

17.6.2    A Notice shall be effective upon receipt (Zugang) which shall be deemed to have occurred

(i)	at delivery, if delivered by hand, registered post or courier;

(ii)	at transmission, if delivered by facsimile, provided that the person sending the facsimile shall have received a transmission receipt confirming a successful transmission thereof;

(iii)
at transmission if delivered by email, provided that the person sending the email shall not have received an out-of-office reply and shall have received a transmission receipt confirming a successful transmission thereof.

17.6.3	Where this Agreement provides for a joint Notice by all or several Sellers congruent Notices by the respective Sellers concerned shall suffice.

17.6.4
To Notices and other declarations under or in connection with this Agreement the statutory rules on the representation by proxies shall apply. The persons listed in Schedule 17.6.4 are, amongst others, authorised to make any Notices and/or other declarations under or in connection with this Agreement on behalf of the respective Party against whose name their names are set out. Each of these persons is authorised to represent the respective Party alone and is released from the prohibition of self-contracting pursuant to sec. 181 German Civil Code (BGB). If and to the extent that any unilateral Notice or any other unilateral declaration under or in connection with this Agreement is made by any of these persons on behalf of his or her respective principal, such Notice or declaration cannot validly by rejected pursuant to sec. 174 German Civil Code (BGB) on the basis that no written power of attorney has been provided to the recipient.

17.7    Disputes

17.7.1
Any contractual and non-contractual dispute arising from or in connection with this Agreement and its consummation, including disputes about its validity, shall be finally settled by three arbitrators in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the courts of law. The venue of the arbitration shall be Munich, Germany. The language of the arbitral proceedings shall be English, provided however, that the Parties shall be entitled to submit written evidence in the German language.

17.7.2
In the event mandatory applicable law requires any matter arising from or in connection with this Agreement and its consummation, including disputes about its validity, to be decided upon by a court of law, the competent courts in and for the City of Munich, Germany, shall have the exclusive jurisdiction thereupon.

17.8    Form of Amendments

Any amendment or supplement to, or the termination of, this Agreement, including this provision, shall be valid only if made in writing (Schriftform), except where a stricter form (e.g. notarisation) is required under applicable law or this Agreement.
17.9    Assignments
The Purchaser shall not, in whole or in part, dispose (verfügen) of any claims (including future or contingent claims)arising from or in connection with this Agreement by way of assignment, encumbrance or otherwise without the prior written Notice from the Sellers consenting to such disposal, such Notice not to be unreasonably withheld. This shall in particular, without limitation, apply to any disposal by way of a split-off in the meaning of § 123 Reorganisation Act (UmwG) unless the Purchaser’s claims arising from and in connection with this Agreement are by way of such split-off transferred together with all or substantially all other assets of the Purchaser to one and the same receiving entity. The transfer restrictions pursuant to this Clause 17.8 shall not apply in the event of (i) an assignment to a Purchaser Affiliate, provided that it is ensured with in rem effect (mit dinglicher Wirkung) by written agreement between the Purchaser and the relevant Purchaser Affiliate that in case of a termination of the affiliation (which shall be notified to the Sellers without undue delay) the claims will automatically re-transfer to the Purchaser without any encumbrance, or (ii) an assignment to a financing bank for the purpose of securing the financing of the transactions contemplated by this Agreement, or (iii) an assignment to the insurer of the W&I insurance policy taken out in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, any disposal of claims with or without the Sellers consent shall not affect any of the limitations of the liability under this Agreement in particular under Clause 12.
17.10    Invalid Provisions
Should any provision of this Agreement be or held to be wholly or partly invalid, ineffective or unenforceable, this shall not affect the validity, effectiveness or enforceability of the remaining provisions. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any unintended omission in this Agreement.
17.11    Entire Agreement
This Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall replace any negotiations and understandings, oral or written, heretofore made between the Parties or any of them with respect to the subject matter hereof. Side agreements to this Agreement do not exist.
17.12    Governing Law

17.13
This Agreement and any contractual rights and obligations arising out of or in connection therewith and its consummation, including disputes about its validity, shall be governed by and construed in accordance with German law excluding conflict of laws rules and the UN Convention on Contracts for the International Sale of Goods (CISG).

17.14	Any non-contractual rights and obligations in connection with this Agreement shall also be governed by and construed in accordance with German law.

Schedule (A):
Details of Shareholdings
(REDACTED)

Schedule (B):
Details of the Subsidiaries
(REDACTED)

Schedule 1.1:
Definitions
“Accounts Date” means 31 December 2014.
“Affiliates” means affiliated companies (verbundene Unternehmen) in the meaning of § 15 et seq. German Stock Corporation Act (Aktiengesetz), provided that, unless otherwise expressly provided, for the purpose of this Agreement, the Group Companies shall neither be deemed to be Seller’s Affiliates nor Purchaser’s Affiliates.
“Agreement” means this Share Purchase Agreement.
“Amendment Finance Agreement” has the meaning set out in Clause 8.1.2(x).
“Ancillary Facility” has the meaning set out in Clause 4.1.2.
“Annual Accounts” has the meaning set out in Clause 11.6.1(ii).
“Annual Budget” means the budget of the Group with respect to the financial year 2015 (1 January 2015 through 31 December 2015) as disclosed under # 12.4.2 of the Data Room.
“ArbEG” has the meaning set out in Clause 11.11.5(iv).
“Bank Repayment Amount” has the meaning set out in Clause 4.2.
“Beneficiaries” has the meaning set out in Clause 14.2
“Breach” has the meaning set out in Clause 12.1(ii).
“Business” has the meaning set out in Recital (C) of this Agreement.

“Business Day” means a day on which banks are generally open for business in Munich, Germany and in Carmel, Indiana, USA.
“Cash Compensation Amount” has the meaning set out in Clause 5.3.
“CET” means Central European Time.
“Closing” means the consummation of the transactions agreed in this Agreement, in particular the consummation of the transfer of the Shares and the Closing Intra-Group Payables.
“Closing Actions” has the meaning set out in Clause 10.2.
“Closing Conditions” has the meaning set out in Clause 7.1.
“Closing Date” means the day on which Closing occurs.
“Closing Intra-Group Payables” has the meaning set out in Clause 3.1.
“Closing Intra-Group Payables Purchase Prices” has the meaning set out in Clause 5.2.
“Closing SEC Filing” has the meaning set out in Clause 15.1.
“Data Room” has the meaning set out in Clause 12.4.4(ii).
“Environmental Permit” means any licence, approval, authorisation, permission, agreement or exemption granted under any legal provision or other governmental regulation for the protection of the environment applicable at the date of this Agreement in the form as applied by the respective competent authority.
“Escrow Agreement” has the meaning set out in Clause 5.5.
“Escrow Amount” has the meaning set out in Clause 10.2.2.
“Euro”, “euro”, “EUR” and “€” each means the lawful currency of such sovereigns which as members of the European Union belong to the monetary union pursuant to the “Treaty of Lisbon amending the Treaty on European Union and the Treaty establishing the European Community” dated 13 December 2007 (OJ 2007/C 306/01) at such point in time as relevant pursuant to this Agreement.
“Facilities Agreement” has the meaning set out in Clause 4.1.1.
“Fairly Disclosed” has the meaning set out in Clause 12.4.4.
“Finance Agreements” has the meaning set out in Clause 4.1.4.
“Finance Parties” has the meaning set out in Clause 4.1.1.
“Financial Fact Book” means the Project Smart - Volume I: Financial Fact Book (Final Draft), dated 1 May 2015, prepared by Deloitte & Touche GmbH.
“Group” has the meaning set out in Recital (B) of this Agreement.
“Group Companies’ Security” has the meaning set out in Clause 8.2.4.
“Group Company” or “Group Companies” have the meaning set out in Recital (B) of this Agreement.

“Hedging Agreements” has the meaning set out in Clause 4.1.3.
“Intellectual Property Rights” has the meaning set out in Clause 11.11.1.
“Investigation” has the meaning set out in Clause 17.1.
“Leakage” has the meaning set out in Clause 6.2.1.
“Leased Real Property” has the meaning set out in Clause 11.10.1.
“Licensed Intellectual Property Right” has the meaning set out in Clause 11.11.3.
“Loan Agreement” has the meaning set out in Clause 8.1.2(x);
“Longstop Date” has the meaning set out in Clause 9.1.1.
“Management Presentation” means the_Management Presentation dated 4 May 2015, uploaded to the Data Room under VDR # 20.4, prepared by the management of the Target Company.
“Material Agreements” has the meaning set out in Clause 11.12.1.
“Mr Rövekamp” has the meaning set out in the parties section on page 1 of this Agreement.
“Notice” has the meaning set out in Clause 17.6.1.
“Notified Claims” has the meaning set out in Clause 12.7.1.
“Owned Intellectual Property Rights” has the meaning set out in Clause 11.11.1.
“Owned Real Property” has the meaning set out in Clause 11.9.1.
“Party” or “Parties” have the meaning set out in the parties section on page 1 of this Agreement.
“Permitted Leakage” has the meaning set out in Clause 6.2.2.
“Purchase Prices” has the meaning set out in Clause 5.4.1.
“Purchaser” has the meaning set out in the parties section on page 1 of this Agreement.
“Release Letter” has the meaning set out in Clause 8.2.1.
“Relevant Tax Return” and “Relevant Tax Returns” have the meaning set out in Clause 13.4.1.
“Rövekamp Agreement” has the meaning set out in Clause 6.2.1(v).
“Rövekamp Warranties” has the meaning set out in Clause 11.
“SEC” has the meaning set out in Clause 15.1.
“Security Agreements” has the meaning set out in Clause 4.1.4.
“Seller 1”, “Seller 2”, “Seller” and “Sellers” have the meaning set out in the parties section on page 1 of this Agreement.
“Sellers’ Knowledge” has the meaning set out in Clause 12.2.
“Sellers’ Warranties” has the meaning set out in Clause 11.

“Seller-Related Person” has the meaning set out in Clause 6.2.3.
“Sellers’ Representatives” has the meaning set out in Clause 16.
“Sellers’ Security” has the meaning set out in Clause 8.2.2.
“Sellers’ Tax Warranties” has the meaning set out in Clause 13.1.
“Senior Employees” have the meaning set out in Clause 11.13.1.
“Share Purchase Prices” has the meaning set out in Clause 5.1.
“Shares” has the meaning set out in Recital (A) of this Agreement.
“Specific Tax Indemnification Claim” has the meaning set out in Clause 13.2.2.
“Subsidiaries” has the meaning set out in the Recital (B) of this Agreement.
“Target Company” has the meaning set out in Recital (A) of this Agreement.
“Tax” or “Taxes” means all taxes and tax-related ancillary obligations (steuerliche Nebenleistungen) within the meaning of § 3 para. 1 and 4 of the German Tax Code (Abgabenordnung) or any corresponding foreign taxes or any tax related ancillary obligations (for the avoidance of doubt, including withholding taxes), in each case including secondary liabilities for such amounts and together with any penalties, fines, interest, surcharges or additions hereto but excluding for the avoidance of doubt deferred taxes.
“Tax Audits” has the meaning set out in Clause 13.4.2.
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration or collection of Tax or enforcement of any law in relation to Tax.
“Tax Benefit” means any reduction or credit in respect of any Tax.
“Tax Fact Book” means the Project Smart - Volume II: Final Draft Tax Fact Book, dated 10 June 2015, prepared by Deloitte & Touche GmbH.
“Tax Indemnification Claim” has the meaning set out in Clause 13.2.1.
“Tax Measures” has the meaning set out in Clause 13.4.2.
“Tax Refund” shall mean any received or realised refund of Taxes by the Group Companies concerning periods until and including the Accounts Date plus interest from the Tax Authorities received. A Tax Refund shall also be deemed to have occurred, if and to the extent that the aggregate amount of all Tax liabilities (Steuerverbindlichkeit), Tax accruals (Steuerrückstellung) or other accruals (sonstige Rückstellung) for potential Tax liabilities shown in the Annual Accounts are overstated in relation to Taxes actually incurred until and including the Accounts Date.
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration or collection of Tax or enforcement of any law in relation to Tax.
“Third Party Claim” has the meaning set out in Clause 12.7.5.
“Trustee” has the meaning set out in Clause 5.5.

“writing” or “Writing” includes communication made by mail, facsimile or email, except where a stricter form (e.g. notarisation) is required under applicable law or where otherwise provided in this Agreement.